                                                                    EXHIBIT 10.1





--------------------------------------------------------------------------------


                     Bradley International Holdings Limited


                                      and


                                 Newell Limited


                      AGREEMENT FOR THE SALE AND PURCHASE


                                   OF SHARES


                               IN KLIPPAN LIMITED


--------------------------------------------------------------------------------

                          SALE AND PURCHASE AGREEMENT


THIS AGREEMENT is made on 29 January, 2001.

BETWEEN:

(1) Bradley International Holdings Limited (Company number 3407901), a limited liability company incorporated in England and Wales (the "Vendor"); and

(2) Newell Limited (Company number 02933327), a limited liability company incorporated in England and Wales (the "Purchaser").

RECITALS

(A) The Vendor owns all of the issued share capital (the "Klippan Shares") of Klippan Limited (Company number 2264274) ("Klippan"), a private limited liability company incorporated in England and Wales.

(B) Klippan owns all of the issued share capital of Akta Barnsakerhet AB, a private limited liability company incorporated in Sweden, and Oy Klippan Ab, a limited liability company incorporated in Finland (the "Subsidiary Shares") and will on Completion own the German Assets and the German Business.

(C) The Vendor owns all of the issued share capital of Klippan GmbH, a private limited liability company incorporated in Germany and Klippan SARL, a private limited liability company incorporated in France.

(D) The Vendor wishes to sell, and the Purchaser wishes to purchase the Klippan Shares on and subject to the terms of this Agreement.

NOW THEREFORE, THE PARTIES AGREE as follows:

1.       Sale and Purchase of Klippan Shares

1.1 Subject to the terms and conditions hereof, the Vendor agrees to sell, with full title guarantee, and the Purchaser agrees to buy, the Klippan Shares and each right attaching to the Klippan Shares at or after the date of this Agreement, free from any Encumbrances.

1.2 The Purchaser will pay to the Vendor for the Klippan Shares an aggregate purchase price of L2,800,000 less the amount set out in the Estimated Indebtedness Statement as set forth in Clause 2.2 (the "Purchase Price") and subject to an adjustment as provided in Clause 3.

1.3 The Purchaser agrees to procure the discharge of the Inter-Company Indebtedness at Completion in accordance with Clause 2.2.

2.       Completion

2.1 Completion shall take place at the offices of the Purchaser's Solicitors on 29 January 2001 or on such other Business Day and time as the parties shall have agreed to in writing. The date on which Completion shall occur is hereinafter referred to as the "Completion Date".

2.2 At Completion the Vendor and the Purchaser shall do all those things respectively required of them in Schedule 3 and the Purchaser shall pay to the Vendor L2,800,000 less (i) the Escrow Amount and (ii) the estimated aggregate amount of the InterCompany Indebtedness, the Net External Debt and the Estimated Tax Adjustment as set out in the Estimated Indebtedness Statement and pay to the Vendor the amount of the Inter-Company Indebtedness, as set out in the Estimated Indebtedness Statement, in each case by transfer of funds for same day value, to be paid to the following account:

         Martineau Johnson
         Client Account No:         0520983
         Sort Code:                 30-00-03

         Lloyds TSB Bank plc
         Colmore Row Branch
         125 Colmore Row
         Birmingham B3 3AD

2.3 Payment of the Purchase Price and the Inter-Company Indebtedness (the latter in accordance with Clause 2.2) shall be a good discharge to the Purchaser for the Purchase Price and in respect of Inter-Company Indebtedness. The Vendor confirms that it has authority from each company in the Vendor Group to which Inter-Company Indebtedness is owed to give such a discharge and provided that the Purchaser complies with its obligations pursuant to Clause 2.2 with regard to the Inter-Company Indebtedness the Vendor shall hold the Purchaser and the Group harmless from any Inter-Company Indebtedness owed to the Vendor Group.

2.4 If Completion does not take place on the Completion Date because the Vendor fails to comply with any of its obligations under this Clause 2, the Purchaser may by notice to the Vendor:

         (a) proceed to Completion to the extent reasonably practicable including without limitation by purchasing some, but not all of the Klippan Shares (but if the Purchaser exercises its right pursuant to this Clause 2.4 completion of the purchase of some of the Klippan Shares does not affect the Purchaser's rights in connection with the others);

         (b) postpone Completion to a date to be no later than 30 Business Days after the date of this Agreement;

         (c)      terminate this Agreement.

2.5 If the Purchaser postpones Completion to another date in accordance with Clause 2.4(b), the provisions of this Agreement shall apply as if that other date is the date for Completion.

2.6 The Warranties and all other provisions of this Agreement and the Tax Deed insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever.

2.7 If the Purchaser terminates this Agreement pursuant to Clause 2.4(c), each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination and, for the avoidance of doubt, in such event the respective obligations of both the Vendor and the Purchaser pursuant to the Heads of Terms shall remain in full force and effect.

2.8 If following the date hereof and prior to Completion the Purchaser receives a notification from the Vendor pursuant to Clause 4.6 that any of the Warranties has, when given, or will be or would be, at Completion (as if they had been given again at Completion) not complied with or otherwise untrue or misleading the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to the Vendor to terminate the Agreement. If, notwithstanding such notification pursuant to Clause 4.6, the Purchaser elects to complete this Agreement, the occurrence of such an event, the subject of the notification, shall not preclude the Purchaser from any right to damages or compensation for breach of Warranty save to the extent details of such breach have been fairly notified in such notification. If any event shall occur (other than an event constituting or giving rise to a breach of any of the Warranties) following the date hereof but prior to Completion which affects or is likely to affect adversely to a material degree the financial position or turnover or profitability of any of the Group Companies as a whole or any of the Group Companies, not being an event affecting or likely to affect generally all companies carrying on similar businesses in the United Kingdom, Sweden, or Finland, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement but the occurrence of such an event shall not give rise to any right to damages or compensation.

2.9 The Vendor agrees with the Purchaser (for itself and as trustee for each Group Company and their respective officers, employees and agents) to assign to the Purchaser any rights, remedies or claims which it may have (other than in relation to fraud, or fraudulent misrepresentation, willful misconduct or willful concealment) in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or its respective officers, employees or agents in connection with assisting the Vendor in the making of any representation and the giving of the Warranties or the preparation of the Disclosure Letter and the Tax Deed.

3.       Completion Accounts

3.1 The Completion Accounts. The Purchaser shall procure that as soon as practicable following Completion there shall be drawn up a consolidated balance sheet (to be drawn up as at immediately prior to Completion) and a consolidated profit and loss account of the Group Companies including the assets acquired and liabilities assumed by Klippan from Klippan GmbH pursuant to the German Agreement (the "German Net
         Assets") in respect of the period from the Reference Accounts Date to immediately prior to Completion (the "Completion Accounts") and that the same are reviewed by the Purchaser's Accountants. The Completion Accounts shall be drawn up in accordance with the accounting principles set out in
         Schedule 6.

3.2 Preparation. (a) The Completion Accounts shall be delivered to the Vendor and the Vendor's Accountants by the Purchaser as soon as is practicable following Completion and, in any event, not later than 28 February 2001. Prior to such delivery, the Purchaser shall so far as is practicable consult with the Vendor and the Vendor's Accountants with a view to reducing the potential areas of future disagreement.

         (b) In order to enable the Purchaser to prepare and the Vendor and Vendor's Accountants to review the Completion Accounts, the Purchaser shall procure that the Group Companies shall keep up-to-date and make available to the Vendor and to the Vendor's Accountants their books, records and working papers relating to the businesses of the Group Companies and the German Net Assets as at Completion during normal office hours and cooperate with them with regard to the preparation and review of the Completion Accounts. The Vendor agrees to make available to the Purchaser and the Purchaser's Accountants its books, records and working papers relating to the businesses of the Group Companies and the German Net Assets as at Completion during normal office hours and, in so far as it is reasonable to do so, to make available the services of its employees to assist the Purchaser in the performance of its duties under this Clause 3.

         (c) If the Vendor does not within 45 days of presentation to it of the Completion Accounts give notice to the Purchaser that it disagrees with the Completion Accounts or any item thereof, such written notice stating the reasons for the disagreement in reasonable detail (the "Vendor's Disagreement Notice"), the Completion Accounts shall be final and binding on the parties for the purpose of this Clause 3. If the Vendor gives a Vendor's Disagreement Notice within such 30 days, the parties shall attempt in good faith to reach agreement in respect thereof and, if they are unable to do so within 21 days of such notification or any other period as agreed between the parties, either party may by notice to the other require that the Completion Accounts to the extent not agreed be referred to the Reporting Accountants (as defined in Clause 3.2(e) below) (an "Appointment Notice").

         (d) Within 21 days of the giving of an Appointment Notice, the Purchaser may by notice to the Vendor indicate that, in the light of the fact that the Vendor has not accepted the Completion Accounts in their entirety, the Purchaser wishes the Reporting Accountants to consider matters relating to the Completion Accounts in addition to those specified in the Vendor's Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects the Purchaser believes that the Completion Accounts should be altered (the "Purchaser's Disagreement Notice"). Within 7 days of the giving of a Purchaser's Disagreement Notice, the Vendor may by notice to the Purchaser indicate that, in light of the Purchaser's Disagreement Notice, the Vendor wishes the Reporting Accountants to consider matters relating to the Completion Accounts in addition to those specified in the Vendor's Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects the Vendor believes that the Completion Accounts should be altered and the Vendor's Disagreement Notice shall be amended in accordance with such notice.

         (e) Such firm of accountants as the Vendor and the Purchaser may agree (or in default of nomination by agreement between the Vendor and the Purchaser, such firm of accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales) (the "Reporting Accountants") shall be engaged jointly by the parties on the terms set out in this Clause 3.2(e) and otherwise on such terms as shall be agreed provided that neither party shall unreasonably (having regard, inter alia, to the provisions of this Clause 3.2) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as the parties may agree) then, unless one party is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Clause.

         (f) Except to the extent that the parties agree otherwise, the Reporting Accountants shall determine their own procedure but:

                  (i) apart from procedural matters and as otherwise set out in this Agreement shall determine only:

                           (A)      whether any of the arguments for an
                                    alteration to the Completion Accounts put forward in the Vendor's Disagreement Notice or the Purchaser's Disagreement Notice is correct in whole or in part; and

                           (B) if so, what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in it;

                           and in doing so shall apply the principles set out in
                           Schedule 6;

                  (ii)     shall make their determination pursuant to paragraph
                           (i) above as soon as is reasonably practicable;

                  (iii)    the procedure of the Reporting Accountants shall:

                           (A) give the parties a reasonable opportunity to make written and oral representations to them;

                           (B) require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

                           (C) permit each party to be present while oral submissions are being made by the other party; and

                  (iv) for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

         (g) The determination of the Reporting Accountants pursuant to Clause 3.2(f) shall (i) be made in writing delivered to the registered offices of the Vendor and the Purchaser and (ii) unless otherwise agreed by the parties include reasons for each relevant determination.

         (h) The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation:

                  (i) their determination shall be deemed to be incorporated into the Completion Accounts, which shall then be final and binding on the parties save as aforesaid;

                  (ii) their determination of any fact which they have found it necessary to determine for their determination pursuant to Clause 3.2(f)(i) shall be final and binding on the parties.

         (i) The expenses of the Reporting Accountant shall be borne as they shall direct at the time they make any determination under Clause 3.2(f)(i) or, failing such direction, equally between the Vendor, on the one hand, and the Purchaser, on the other.

         (j) The parties shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall in relation to the German Net Assets keep up-to-date and procure that the Group Companies keep up-to-date and, subject to reasonable notice, make available to the Vendor's representatives, the Purchaser's Accountants and the Reporting Accountants the books, records and working papers relating to the businesses of the Group Companies and the German Net Assets as at Completion during normal office hours during the period from Completion down to the agreement or relevant determination of the Completion Accounts.

         (k) Subject to Clause 3.2(l), nothing in this Clause 3.2 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants or other professional advisers with a view to assessing the merits of any claim or argument.

         (l) A party shall not be entitled by reason of Clause 3.2(k) to refuse to supply such part or parts of documents or summaries thereof as contain only the facts on which the relevant claim or argument is based.

         (m) Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Clause 3.2 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Completion Accounts, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

         (n) References to a "party" or "parties" in this Clause 3.2 shall be deemed to include the Vendor, the Vendor's Accountants, the Purchaser and the Purchaser's Accountants.

3.3      Adjustment of Consideration

         (a) (i) If the Net External Debt set out in the Actual Indebtedness Statement is greater than the estimated Net External Debt set out in the Estimated Indebtedness Statement, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants, the Vendor shall repay to the Purchaser an amount equal to such difference in immediately available funds. Such payment by the Vendor to the Purchaser shall be made to the following account: Newell Limited, Account No. 20438200, Barclays Bank, Sort Code 20-83-69, and shall constitute a reduction in the Purchase Price.

         (ii) If the Net External Debt set out in the Actual Indebtedness Statement is less than the estimated Net External Debt set out in the Estimated Indebtedness Statement, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants, the Purchaser shall pay to the Vendor an amount equal to such difference in immediately available funds. Such payment by the Purchaser to the Vendor shall be made to the account referred to in Clause 2.2 and shall constitute an increase in the Purchase Price.

         (iii) The parties hereby agree that any liability of the Purchaser pursuant to Clause 3.3(a)(ii) may be offset against any liability of the Vendor pursuant to Clause 3.3(a)(iv).

         (iv) If the Completion Working Capital Statement is less than L104,000, then, within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants, the Vendor shall pay to the Purchaser as a reduction to the Purchase Price an amount equal to such difference.

         (v) The Purchaser agrees that the Purchaser shall pay to the Vendor on demand as an increase to the Purchase Price an amount equal to the capital expenditure incurred by Klippan from the effective date of the Heads of Terms up to and including Completion, relating to the Folda and Reclina Products, provided that the Purchaser shall have no obligation to pay any amount to the Vendor to the extent that the aggregate amount of capital expenditure incurred is in excess of L36,000 (or as otherwise agreed in writing by the Purchaser and the Vendor).

         (vi) If The Scheme is not 100% funded as at the date of Completion on the Minimum Funding Requirement basis as prescribed by the Occupational Pension Schemes (Minimum Funding Requirement and Actuarial Valuations) Regulations 1996 No 1536 and Actuarial Guidance Note EN27, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants, the Vendor shall pay to the Purchaser an amount equal to the amount by which The Scheme is less than 100% funded.

         (vii) The Vendor and the Purchaser acknowledge and agree that, to the extent possible, the Purchaser shall at its discretion be entitled to obtain payment of any sums owing to it including, for the avoidance of doubt, interest, as a result of the adjustment of the Purchase Price and/or Net External Debt pursuant to Clause 3.3(a) and/or Clause 3.3(b), from the Escrow Account for same day value. For the avoidance of doubt, in the event that the said payment cannot be satisfied in full from the monies in the Escrow Account, the Purchaser shall be entitled to any shortfall from the Vendor in immediately available funds. In the event that the Purchaser obtains payment of any amount owing to it as a result of an adjustment to the Purchase Price pursuant to Clause 3.3(a) and/or Clause 3.3(b) from the Escrow Account, the Vendor shall forthwith deposit with the Escrow Agent an amount equal to the amount of such payment made out of the Escrow Account.

         (b) If the Completion Tax Adjustment as shown in the Completion Accounts is more than the Estimated Tax Adjustment, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants, the Vendor shall pay to the Purchaser as a reduction to the Purchase Price an amount equal to such difference. If the Completion Tax Adjustment as shown in the Completion Accounts is less than the Estimated Tax Adjustment, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants, the Purchaser shall pay to the Vendor as an increase to the Purchase Price an amount equal to such difference.

3.4 Currency. All amounts used or calculated in this Clause 3 shall be determined in UK pounds sterling. All payments to be made under this Clause 3 shall be made in UK pounds sterling and in immediately available funds.

3.5 Escrow Arrangements. On Completion, L400,000 of the Purchase Price shall be deposited by the Purchaser with the Escrow Agent, to be held, invested and distributed subject to the terms of the Escrow Agreement. The Purchaser may use money in the Escrow Account to settle claims by the Purchaser under or pursuant to Clause 5 of this Agreement or under the Tax Deed subject to the terms of the Escrow Agreement.

3.6 Flymo Claim. The Vendor and Purchaser agree that all benefits, rights and liabilities of Klippan arising out of or in any way connected to the Flymo Claim either prior to or after the date of Completion, shall be transferred to and assumed by the Vendor at Completion. The Vendor and the Purchaser shall use their reasonable endeavours to assign the benefit (subject to the burden) of the Flymo Claim to the Vendor. The Vendor shall indemnify the Purchaser and/or Klippan fully in respect of any liability whatsoever connected directly or indirectly to the Flymo Claim, on the terms set out in Clause 8.5.

4.       Warranties

4.1 The Vendor warrants to the Purchaser that each Warranty is true, accurate and not misleading at the date of this Agreement and at Completion in accordance with Clause 4.6.

4.2 The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance on each Warranty and the undertakings of the Vendor contained in Clause 8 which have also been given as a representation and with the intention of inducing the Purchaser to enter into this Agreement.

4.3 The Purchaser may rely on the Warranties in warranting to any subsequent purchaser of all or any of the Klippan Shares or of all or any part of the undertaking of any Group Company.

4.4 The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter and/or any notification given pursuant to Clause 4.6. No other knowledge regarding any Group Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of Clause 4.1. The Vendor shall not seek to rely on the Purchaser's knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of Clause 4.1 or pursuant to any of the indemnities.

4.5 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

4.6 The Vendor further warrants to the Purchaser and its successors in title that subject to Clause 4.4, each Warranty will be true and accurate in all respects and not misleading in any respect at Completion as if each Warranty had been given again at Completion. If after the signing of this Agreement and before Completion any event shall occur or matter arises which results or may result in any Warranty being unfulfilled, untrue, misleading or incorrect in any respect at Completion, the Vendor shall immediately notify the Purchaser in writing thereof prior to Completion and the Vendor (at its own cost) shall make investigation concerning the event or matter which the Purchaser may require.

5.       Purchaser's Rights

5.1 If Completion takes place and there is a Warranty Claim, the Vendor shall pay the Purchaser on demand (at the Purchaser's option) an amount equal to either:

         (a)      the reduction in the value of the Klippan Shares; or

         (b)      if:

                  (i) the value of an asset of each Group Company is or becomes less than the value would have been had the breach not occurred; or

                  (ii) any Group Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred, the reduction in the value of the asset or, as the case may be, the amount of the liability or increased liability.

         Provided always that the Purchaser shall be required to mitigate its loss in accordance with general common law principles and that only damages which are reasonably foreseeable by the parties hereto as at Completion shall be recoverable. The Purchaser shall be entitled to recover all costs and expenses reasonably incurred in or about the enforcement of its rights under this Clause 5.1.

5.2 The Vendor shall indemnify the Purchaser on demand against each loss, liability and cost which the Purchaser incurs arising (directly or indirectly) out of:

         (a) the settlement of a claim against the Vendor in respect of a breach of Clause 7, Clause 8.1 and/or Clause 9 of this Agreement or the enforcement of a settlement; or

         (b) legal proceedings against the Vendor in respect of a breach or alleged breach of Clause 7, Clause 8.1 and/or Clause 9 of this Agreement in which judgment is given for the Purchaser or the enforcement of the judgment, and whether such loss, liability or cost is incurred before or after the commencement of an action.

6.       Limitations on the Vendor's Liability

6.1      The Vendor is not liable in respect of a Warranty Claim unless:

         (a) the amount which would otherwise be recoverable from the Vendor (but for this Clause 6.1) in respect of that Warranty Claim exceeds L2,000; and

         (b) the aggregate amount of all Warranty Claims of L2,000 or more exceeds L30,000 but if the aggregate liability in respect of all such claims exceeds that figure then all such Warranty Claims shall accrue against and be recoverable from the Vendor.

6.2 The Vendor's total liability in respect of all claims made under this Agreement and the Tax Deed is limited to L2.0 million, provided always that the amount of any reduction of the Purchase Price pursuant to Clause 3.3(a) shall not be counted for this purpose.

6.3      The Vendor is not liable for a Warranty Claim:

         (a) for a claim in respect of the Warranty contained in paragraph 6 of Schedule 4 unless the Purchaser has notified the Vendor of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed not later than on or before seven years from the date of Completion;

         (b) in respect of any other Warranty Claim unless the Purchaser has notified the Vendor of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed on or before 31 July, 2002;

         (c) if and to the extent that a Warranty Claim would occur as a result of any legislation not in force at the date hereof which takes effect retrospectively or occurs as a result of any increase in the rates of Tax in force at the date hereof;

         (d) if and to the extent that a Warranty Claim would not have arisen but for:-

                  (i) any act, omission, transaction or arrangement after Completion by the Purchaser or any Group Company otherwise than in the ordinary course of business of any Group Company as presently carried on;

                  (ii) the effect of the provisions of Sections 393, 393A, 343 and/or 768 ICTA in any Group Company and/or the Purchaser.

         (e)      for a Warranty Claim if and to the extent that:

                  (i) any Group Company actually recovers a sum in respect of the subject matter of such Warranty Claim under the terms of any insurance policy held by any Group Company or from any other third party in force at the date hereof;

                  (ii) the Warranty Claim relates to a claim for Tax and the Vendor has surrendered or procured the surrender of amounts which have offset such Warranty Claim;

                  (iii) the Warranty Claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser to make any claim, election, surrender or disclaimer or give any notice or consent to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion;

                  (iv) the Warranty Claim would not have arisen but for any winding up or cessation after Completion of, or any change or diminution after Completion in, any trade or business (or part thereof) carried on by any Group Company;

                  (v) the Warranty Claim would not have arisen but for any change in the accounting policy practice of any Group Company introduced after Completion whether with retrospective effect or not unless such change in the accounting policy practice of any Group Company was required to comply with applicable law, regulations, or regulatory requirements or practice in force on or before Completion;

                  (vi) if and to the extent that any sum is received by any Group Company which has previously been written off as unrecoverable in the accounts of that Group Company;

                  (vii) to the extent that the matter giving rise to the Warranty Claim was done or omitted to be done prior to Completion by the Vendor or any Group Company at the request of the Purchaser or its authorised representatives or any of them;

                  (viii) to the extent that the claim has been made good or otherwise compensated for at no expense to the Group Company or the Purchaser;

                  (ix) to the extent that it has been properly provided for in the Completion Accounts.

6.4 If the Purchaser becomes aware of any matter that may give rise to a claim against the Vendor under this Agreement notice of the fact shall be given as soon as possible to the Vendor.

6.5 Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow, and shall procure that the relevant Group Companies allow the Vendor and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Purchaser shall give, and shall procure that the relevant Group Company give, subject to their being paid all reasonable costs and expenses as shall be agreed with the Vendor in advance, all such information and assistance, including access to premises and personnel, documents and records as the Vendor or its accountants or professional advisers may reasonably request.

6.6 If the claim in question is a result of or in connection with a claim or liability to a third party then no admission of liability shall be made by the Vendor and the claim shall not be compromised, disposed or settled without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

6.7 The Purchaser shall be entitled at its own expense in its absolute discretion to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counter-claims or other claims against third parties), in the name of and on behalf of the Vendor or the Group Company concerned and to have the conduct of any related proceedings, negotiations or appeals provided that in taking such action the Purchaser will act in such a way to minimise as far as reasonably practicable any damage or harm to the name of the Vendor and damage or harm to the business, trading or financial prospects of the Vendor.

6.8 The provision of Clauses 6.3 (other than 6.3(a)), 6.4, 6.5 and 6.6 shall not apply to any claim for breach of a warranty contained in paragraph 6 of Schedule 4 and the provisions of Clause 7 of the Tax Deed shall apply to such claims.

6.9 Clauses 6.1, 6.2 and 6.3 do not apply in respect of a Warranty Claim relating to breach of Clause 4.1 in respect of a Warranty contained in paragraph 3 of Schedule 4.

6.10 Nothing in this Clause 6 shall have the effect of limiting or restricting any liability of the Vendor in respect of a Warranty Claim arising as a result of any fraud, fraudulent misrepresentation, willful misconduct or willful concealment by the Vendor or any officer or employee or any of the directors of the Group Companies.

6.11 Any amount paid in respect of any Warranty Claim or under the Tax Deed shall so far as lawfully possible be treated as a reduction in the consideration paid for the Klippan Shares.

6.12 If the Purchaser is entitled in its sole discretion (but subject to Clause 7 of the Tax Deed) to make both a Warranty Claim and a claim under the Tax Deed, the Warranty Claim shall be made first.

6.13 The limitations on liability of the Vendor set out in Clause 3 of the Tax Deed shall apply to limit the liability of the Vendor in respect of Warranty Claims under the Warranties contained in paragraph 6 of
         Schedule 4 of this Agreement as if set out herein mutatis mutandis.

6.14 The Purchaser shall only be entitled to recover once under this Agreement and/or the Tax Deed in respect of the same loss.

7.       Use of Intellectual Property Rights

         The Vendor shall not with, through or as manager, adviser, consultant or agent for a person directly or indirectly use or authorise, encourage or assist any person to use in connection with a business which competes, directly or indirectly, with a business of any Group Company as operated at the date of this Agreement, any of the Intellectual Property Rights or use in that connection anything which is intended, or is likely to be confused, with any of the Intellectual Property Rights.

8.       Vendor's Undertakings

8.1 The Vendor undertakes to the Purchaser and its lawful successors in title, for itself and as agent and trustee for the Group Companies, that it will not and will procure that any subsidiary undertaking, fellow subsidiary undertaking or holding company or director of the Vendor will not do any of the following things:

         (a) for a period of 3 years starting on the date of this Agreement through or as adviser to, or agent of, or manager for, or any person directly or indirectly carry on or be engaged, concerned or interested in or assist a business which competes, directly or indirectly, with a business of any Group Company as carried on at the date of this Agreement including but not limited to child car safety seats and accessories, child transportation seats and accessories, (including prams or pushchairs which can be used as a child car safety seat or part of a child transportation system), seat belts, car seat belts and accessories (whether carried on under the name "Klippan" or any name likely to be confused therewith or otherwise) or at any time in the twelve months prior to that date in a territory in which that business is or was carried on at any such date or time (and which for the avoidance of doubt includes North America);

         (b) for a period of 3 years starting on the date of this Agreement, knowingly do or say anything which is harmful to any Group Company's goodwill (as subsisting at the date of this Agreement) or which is likely to lead a person who has dealt with any Group Company at any time during the twelve months prior to the date of this Agreement to cease to deal with any Group Company on substantially equivalent terms to those previously offered or at all;

         (c) for a period of 3 years starting on the date of this Agreement on its own account or in conjunction with or on behalf of any other person in respect of the products or services supplied by a business of any Group Company, either seek to obtain orders from, or do business with, or encourage directly or indirectly another person to obtain orders from, or do business with, a person who has been a customer of that business at any time during the twelve months prior to the date of this Agreement for the products or services supplied by that business in the territory of operation of that business;

         (d) for a period of 3 years starting on the date of this Agreement, engage, employ, solicit or contact with a view to engagement or employment by another person, a director, officer, employee or manager of any Group Company or a person who was a director, employee or manager of any Group Company at any time during the twelve months prior to the date of this Agreement, in either case where the person in question either has Confidential Information or know-how and would be in a position to exploit either the Company's trade connections or those of any Group Company;

         (e) for a period of 3 years starting on the date of this Agreement, seek to contract with or engage (in such a way as to affect adversely a business of any Group Company as carried on at the date of this Agreement) a person who has been contracted with or engaged to manufacture, assemble, supply or deliver goods or services to that business at any time during the twelve months prior to the date of this Agreement unless approved in advance by the Purchaser in writing; or

         (f) for a period of 3 years starting on the date of this Agreement, seek to contract with or engage or assist in a business (as supplier or otherwise) which seeks, directly or indirectly, to contract with Mama's & Papa's for the provision or supply to Mama's and Papa's of any goods or services referred to in Clause 8.1(a) unless approved in advance by the Purchaser in writing.

8.2 Each undertaking in Clause 8.1 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade:

         (a) the remaining undertaking(s) shall continue to bind the Vendor with such deletion or modification as may be necessary to make it valid and enforceable; and

         (b) if such undertaking(s) would not be held to be so if any period of time expressed therein were expressed as a shorter period of time then such undertaking(s) shall be deemed given for such shorter period of time.

8.3 On receiving the Purchaser's reasonable request the Vendor shall (at its own cost, save as specifically stated otherwise in this Agreement):

         (a) do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement; and

         (b) give to the Purchaser all information it possesses or to which it has access relating to the business of any Group Company and allow the Purchaser to copy any document containing that information.

8.4 The Vendor agrees that the restrictions contained in Clauses 8.1, 8.2 and 8.3 are no greater than reasonable and necessary for the protection of the interests of the Purchaser.

8.5 In accordance with Clause 3.6 hereto, the Vendor shall assume all benefits, rights and liabilities of Klippan (or indemnify the Purchaser and/or Klippan in respect of liabilities not novated) as set out below:-

         (a) The Vendor shall assume absolutely full responsibility of the Flymo Claim. All legal fees and expenses in relation to the Flymo Claim shall be for the account of the Vendor. The Purchaser shall bear no liability (whether direct or indirect) in relation to the Flymo Claim.

         (b) The Vendor shall fully indemnify the Purchaser and/or Klippan against each and every loss, liability, damage, cost, claim or expense of any kind whatsoever which the Purchaser and/or Klippan incurs or suffers arising directly or indirectly out of, or in any way connected to, the Flymo Claim including for the avoidance of doubt all costs, damages, expenses, legal fees and interest thereon relating to:-

                  (i)      the Flymo Claim;

                  (ii) any alternative dispute resolution procedures which may be used in relation to the Flymo Claim;

                  (iii) any judgment or decision made against Klippan and/or the Purchaser or the enforcement of such judgment against Klippan and/or the Purchaser in relation to the Flymo Claim;

                  (iv) any settlement of the Flymo Claim or the enforcement of any settlement terms against Klippan and/or the Purchaser in respect thereof;

                  (v) any enforcement of a judgment, decision or settlement against Flymo or others,

                  regardless of when such loss, liability, expense or cost is incurred.

         (c) The Purchaser agrees, in order that the Vendor may seek to take reasonable steps to take such action or take any other reasonable steps in relation to the Flymo Claim, in the name of and on behalf of Klippan, that the Purchaser shall and shall use its reasonable endeavours to procure that Klippan shall,

                  (i) take such action as the Vendor or its professional advisers may reasonably request by notice in writing given to the Purchaser with respect to the Flymo Claim;

                  (ii) afford access to its books and records as is necessary and reasonable to enable the Vendor and its professional advisers to conduct matters relating to the Flymo, Claim;

                  (iii) permit the Senior Employees to assist the Vendor, as the Vendor or its professional advisers may reasonably request by notice in writing given to the Purchaser in the conduct of the Flymo Claim (which shall include for the avoidance of doubt attendance at any hearing in connection therewith), provided always that the Vendor fully indemnifies the Purchaser and/or Klippan to the reasonable satisfaction of the Purchaser and/or Klippan in respect of:-

                  (i) any liability, damage, cost or expense or legal fees which may be incurred by Klippan and/or the Purchaser in connection with this Clause 8.5(c);

                  (ii) the expense of each Senior Employee requested to assist the Vendor pursuant to Clause 8.5(c), such expense to be calculated at the rate of L500.00 per day for David Wright, L350 per day for each of David Reay, Chris Tweddle and David Patterson, and L200 per day for Alan Beattie for the period that such persons are employed by Klippan; and

                  (iii) any other costs and related expenses which may be reasonably incurred by any Senior Employee in connection with any action taken in accordance with Clause 8.5(c).

         (d) All payments to be made by the Vendor to the Purchaser and/or Klippan under this Clause 8.5 shall be made to the Purchaser and/or Klippan as the case may be in full within 7 Business Days of the Purchaser's first written demand together with the interest thereon calculated in accordance with Clause 13.

         (e) The Vendor agrees that it and its professional advisers shall keep the Purchaser and Klippan informed of all matters relating to the Flymo Claim and the Purchaser shall be entitled to see and keep copies of all correspondence and notes and other written records in connection therewith provided always that any change to the appointment of solicitors or other professional advisers in relation to the Flymo Claim shall be subject to the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

         (f) The Vendor shall ensure that the Flymo Claim is pursued in a reasonable manner and take all appropriate steps in relation to the Flymo Claim as to fully protect the good name and reputation of Klippan.

         (g) The Vendor shall not be entitled to make any final settlement or compromise of the Flymo Claim or agree any matter in the conduct of the Flymo Claim which is reasonably likely to materially affect the amount of or any future liability of Klippan without giving the Purchaser prior written notice of such settlement or compromise or agreement and ensuring that prior to the making of any final settlement or compromise or agreement likely to affect the amount of or any future liability of Klippan, the Purchaser and/or Klippan is put in funds by the Vendor to enable Klippan to meet its liabilities pursuant to any such settlement or compromise or agreement.

         (h) Neither the Purchaser, Klippan nor any Senior Employee shall be subject to any claim or liability to the Vendor for non-compliance with any of the foregoing provisions of this Clause 8.5 where each has acted bona fide in accordance with the requests or the instructions of the Vendor.

8.6 The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claim or expense of whatever kind which it may incur or may be suffered by the Purchaser arising from any of the Excluded Liabilities.

8.7 The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claims or expenses of whatever kind which it may incur or may be suffered by the Purchaser arising from any interference (legal or otherwise) with Klippan's use of the Access Road for all purposes as described in Part I of the Second Schedule of the Main Carlisle Lease.

8.8 The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claims or reasonable expense of whatever kind it may incur, or may be suffered by the Purchaser arising in connection with any breach by Klippan GmbH of the German Agreement or the Deed of Assignment.

8.9 The Vendor undertakes to indemnify and keep indemnified the Purchaser in accordance with the provisions of the Environmental Indemnity set out in Schedule 7 hereto.

8.10 The Vendor undertakes to indemnify and keep indemnified the Purchaser and/or Oy Klippan Ab from and against any liability, loss, damage, cost, claims or expenses of whatever kind which it may incur or may be suffered by the Purchaser and/or Oy Klippan Ab in respect of (i) goods or stock held as at Completion by Oy Klippan Ab for Autoliv, (ii) goods or stock ordered by Oy Klippan Ab from suppliers or other third parties prior to Completion in relation to the contract or arrangement between Oy Klippan Ab and Autoliv, and (iii) any claims by or liabilities to suppliers or other third parties in respect of goods supplied or to be supplied in connection with the contract or arrangement between Oy Klippan Ab and Autoliv to the extent that the subject matter or circumstance giving rise to the claim or liability existed at or prior to Completion.

8.11 To the extent that any provision is properly made in the Completion Accounts in respect of a claim which is being made by the Purchaser pursuant to Clauses 8.5 to 8.10 inclusive, then the Vendor's liability shall be reduced by the amount of the provision which has been included in the Completion Accounts.

8.12 Notwithstanding anything to the contrary otherwise stated in this Agreement, the Vendor is not liable to indemnify the Purchaser pursuant to Clauses 8.5, 8.6, 8.7 and 8.8 unless the Purchaser has notified the Vendor of a claim thereunder on or before the expiry of 6 years from the date of this Agreement. The Vendor is not liable to indemnify the Purchaser pursuant to Clause 8.10 unless the Purchaser has notified the Vendor of a claim thereunder on or before 31 July 2002.

9.       Confidential Information

9.1 The Vendor undertakes to the Purchaser, for itself and as agent and trustee for each Group Company, that following the date hereof the Vendor shall not, except as required by Clause 3.1(m), use or disclose, or permit the use or disclosure of, any Confidential Information.

9.2      Clause 9.1 does not apply to disclosure of Confidential Information:

         (a) to a director, officer or employee of the Purchaser or any Group Company whose function requires him to have the Confidential Information;

         (b) required to be disclosed by law or any regulatory body, provided that the disclosure shall be made so far as possible after consultation with the Purchaser and so far or reasonably practicable after taking into account the Purchaser's reasonable requirements as to its timing, content and manner of making or despatch; or

         (c) to an adviser for the purpose of advising the Vendor in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that Clause 9.1 applies to the disclosure by the adviser.

10.      Announcements

         Neither party may, following the date hereof, make or send or issue a public announcement, communication or circular concerning the transactions referred to in this Agreement unless they have first obtained the other party's prior written consent. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange but the party with an obligation to make an announcement, communication or circular shall first consult with the other party on the form, substance and timing of such disclosure insofar as is reasonably practicable before complying with such obligations.

11.      Competition

         Notwithstanding any other provision of this Agreement, if there are provisions of this Agreement (or of an agreement or arrangement of which it forms part) by virtue of which particulars of this Agreement (or of an agreement or arrangement of which it forms part) that are, at the date of this Agreement, required to be furnished to the Director General of Fair Trading under the Restrictive Practices Acts 1976 and 1977:

         (a) the Purchaser shall ensure that particulars are duly furnished as soon as possible and in any event within the time specified by these Acts; and

         (b) those provisions do not take effect until the day after the particulars have been duly furnished.

         This Clause shall not apply if this Agreement is, or by virtue of the Competition Act 1998, is to be treated as, a non-notifiable agreement for the purposes of the Restrictive Trade Practices Acts 1976 and 1977. For the purposes of this Clause 11, the term "Agreement" shall include every other agreement which forms part of the same arrangement.

12.      Costs

         Subject to Clauses 3 and 8.3, the Vendor shall bear all costs incurred by it and the Group in connection with the preparation, negotiation, execution and performance by it of this Agreement, the Tax Deed, the German Agreement, and the sale of Klippan Shares (which shall include for the avoidance of doubt any management bonus incentive scheme in connection with the sale of the Klippan Shares). Subject to Clause 3, the Purchaser shall bear all such costs incurred by it.

13.      Interest

         If the Vendor or the Purchaser default in the payment when due of any sum payable under this Agreement or the Tax Deed (howsoever determined) the liability of the Vendor or the Purchaser as the case may be shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well as after or before judgment) at a rate of 3 per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day.

14.      General

14.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

14.2 The failure to exercise or delay in exercising a right or remedy provided with this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

14.3 The Purchaser's rights and remedies contained in this Agreement are cumulative and not exclusive of rights and remedies provided by law.

14.4 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

15.      Assignment

         This Agreement and the Tax Deed is personal to the parties hereto and may not be assigned or transferred to any third party without the prior written consent of the other.

16.      Further Assurance

         At any time after the date of this Agreement, the Vendor shall use its reasonable endeavors to procure that any necessary third party shall execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement or Tax Deed and Klippan the full benefit of all the provisions of the German Agreement.

17.      Interpretation

17.1     In this Agreement:

         "Access Road" means the part of the roadway known as Byron Street between points B and C shown on the plan to the Main Carlisle Lease;

         "Accounts" means each Group Company's individual accounts (as that term is used in section 226 of the CA 1985) for the financial year ended on the Reference Accounts Date, the auditors' report on those accounts, the directors' report for that year and the notes to those accounts;

         "Actual Indebtedness Statement" means a statement to determine the amount of Inter-Company Indebtedness, the Net External Debt and the Completion Tax Adjustment of the Group Companies at the close of business on the Completion Date and as set out in the Completion Accounts;

         "Adjuster Claim" means any liability of Klippan relating to the IMMI 25 millimetre adjuster;

         "Akta" means Akta Barnsakerhet AB, a private limited company incorporated in Sweden;

         "Benjamin and Maas Claims" means the product liability claims against Klippan by Benjamin and Maas disclosed in the Disclosure Letter;

         "Business Day" means any day (other than a Saturday) when banks are open in London for ordinary banking business;

         "CA 1985" means the Companies Act 1985;

         "Carrytot Claim" means all and any claims, actions and proceedings actual or pending arising out of all and any product failure of the "Carrytot Baby Seats" sold or supplied by any of the Group Companies prior to the date hereof but excluding the Flymo Claim and the Benjamin and Maas Claims;

         "Carlisle Leases" means the Main Carlisle Lease and the Warehouse Lease as described in Schedule 5;

         "Completion" means completion of the sale and purchase of the Klippan Shares in accordance with this Agreement;

         "Completion Accounts" shall have the meaning set out in Clause 3.1;

         "Completion Working Capital Statement" means the amount of consolidated net Working Capital of the Group Companies as at the Completion Date as set out in the Completion Accounts;

         "Completion Tax Adjustment" means a calculation of the amount of the corporation tax payable by the Group Companies as at Completion as set out in the Actual Indebtedness Statement;

         "Confidential Information" means all information which is used in or otherwise relates to any Group Company's business, distributors, agents, suppliers, customers or financial or other affairs, including, without limitation, information relating to:

         (a) the marketing of goods or services including, without limitation, distributors, agents, supplier and customer names and lists and other details of distributors, agents, suppliers and customers, sales data, prices and promotional material; or

         (b) future projects, business development or planning, commercial relationships (in writing or otherwise) and negotiations, but does not include information which is made public by, or with the consent of, the Purchaser after the Completion Date or which is in the public domain or becomes a part of the public domain through no fault of the Vendor;

         "Deed of Assignment" means the assignment by Klippan GmbH of the Trade Mark to Klippan at the date hereof in the agreed form;

         "Disclosure Letter" means the letter from the Vendor to the Purchaser in relation to the Warranties having the same date as this Agreement, the receipt of which has been acknowledged by the Purchaser;

         "Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

         "Environmental Indemnity" means the indemnity provided by the Vendor to the Purchaser set out in Schedule 7;

         "Environmental Prosecution" means the prosecution against the Klippan Group by the Environment Agency or similar agencies in jurisdictions where a prosecution has been initiated;

         "Environmental Waste Prosecution" means the prosecution under the Producer Responsibility Obligations (Packaging Waste) Regulations 1997 disclosed in the Disclosure Letter;

         "Equipment Lease" means the telephone equipment lease entered into by Klippan GmbH and Alcatel due to expire in 2005;

         "Escrow Account" means the designated account set forth in the Escrow Agreement;

         "Escrow Agent" means Martineau Johnson appointed as agent under the Escrow Agreement and references in this Agreement to "Escrow Agent" shall be deemed to refer to Martineau Johnson;

         "Escrow Agreement" means the agreement in the form set out in Schedule 9 relating to the deposit of the Escrow Amount with the Escrow Agent pursuant to Clause 3.5;

         "Escrow Amount" means the amount of L400,000 of the Purchase Price to be held in accordance with the terms of the Escrow Agreement;

         "Estimated Completion Balance Sheet" means the consolidated balance sheet to be provided by the Vendor to the Purchaser in accordance with
         Schedule 3;

         "Estimated Indebtedness Statement" means the estimate of the aggregate of the Inter-Company Indebtedness, the Net External Debt and the Estimated Tax Adjustment set out in the Estimated Completion Balance Sheet;

         "Estimated Funding Position" means the estimated funding position of The Scheme as set out in the Estimated Completion Balance Sheet;

         "Estimated Tax Adjustment" means the estimate of the amount of corporation tax payable by the Group Companies as at Completion as set out in the Estimated Indebtedness Statement;

         "Excluded Liabilities" means any liability actual or known to be pending at the date hereof with respect to operations discontinued in the period from the Reference Accounts Date to the date hereof by Klippan GmbH and/or Klippan SARL and/or any Group Company, termination of employment or redundancies in each case made by any Group Company in the period from the Reference Accounts Date to the date hereof, litigation involving any Group Company, the Patents' Claims, the Environmental Waste Prosecution, the Benjamin and Maas Claim, the Equipment Lease, the Adjuster Claim, any breach of the restrictive covenant set out in the Krug Acquisition Agreement, the Carrytot Claim, and Overdue Creditors, in each case save to the extent that such liability has properly been included in the Completion Accounts in accordance with Schedule 6;

         "Flymo Claim" means the proceedings brought by Klippan against Flymo ("Flymo"), and any other connected claim, action or procedure brought by Klippan, the Vendor, the Purchaser or Flymo with respect to the recall of "Carrycot Babyseats";

         "Flymo Indemnity" means the terms of the indemnity to be provided by the Vendor to the Purchaser as more fully set out in Clause 8.5;

         "Folda and Reclina Products" means the Groups 1 and 2 child car seats introduced to the market in autumn 2000 ("Folda") and the Group 1 child car seats introduced to the market in autumn 2000 ("Reclina");

         "FRS" means a financial reporting standard adopted or issued by the Accounting Standards Board;

         "German Agreement" means the assets transfer agreement to be entered into on the date hereof for the transfer of the German Assets from Klippan GmbH to Klippan;

         "German Assets" means the assets specified in the German Agreement;

         "German Business" means the undertaking and business carried on by Klippan GmbH as at the Transfer Date as defined in the German Agreement;

         "Group" or "Group Companies" means Klippan and its Subsidiaries and "Group Company" means any one of them;

         "Heads of Terms" means the heads of terms entered into by the Vendor and the Purchaser dated September 3, 2000;

         "Historical Policies" means practices generally accepted in the United Kingdom and the historical accounting policies of each Group Company set forth in Schedule 6;

         "ICTA" means the Income and Corporation Taxes Act 1988;

         "Intellectual Property" means:

         (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, logos, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, know-how, rights in designs and inventions, database rights and all similar rights which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

         (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

         (c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

         (d) the right to sue for past infringements of any of the foregoing rights;

         "Intellectual Property Rights" means all Intellectual Property owned, used or required to be used, by any Group Company;

         "Inter-Company Indebtedness" shall mean the amount of all sums owed by the Group to the Vendor Group less all sums owed to the Group by the Vendor Group;

         "Klippan" means Klippan Limited, a private limited liability company incorporated in England and Wales;

         "Klippan GmbH" means Klippan GmbH, a private limited company incorporated in Germany with registered office at Goerlitzerstrasse 21, 83395 Freilassing;

         "Klippan Group" means each of the Vendor and any of their respective subsidiaries;

         "Klippan SARL" means Klippan SARL, a private limited company incorporated in France with registered office at 38, rue de Bassano, 75008 Paris, France;

         "Klippan Shares" means 1,570,000 ordinary shares of Ll each in Klippan;

         "Krug Acquisition Agreement" means the acquisition agreement between Klippan Safety AB and the Vendor dated October 2, 1997;

         "Landskrona Lease" means the premises at Hjalmar Brantings Vag 11 D, Landskrona, Sweden;

         "Landlord" means the landlord under the Main Carlisle Lease;

         "Main Carlisle Lease" means the Lease dated April 3, 1986 between Fred Proudfoot Limited (1) and ASE (UK) Limited (2) being the main part of the Carlisle Leases as defined in paragraph 1 of Schedule 5 hereto;

         "Management Accounts" means the unaudited profit and loss account of each Company in respect of the period starting on the date after the Reference Accounts Date and ending on 30 December, 2000 and the unaudited balance sheet of each Group Company as at 30 December, 2000;

         "Net External Debt" means (i) any interest-bearing bank, hire-purchase, finance lease (including the Equipment Lease), overdraft, invoice discounting facility or other debt (including the Overdue Creditors, but excluding all other trade creditors and excluding any monies owed by the Group Companies to the Vendor Group) of any Group Company in existence at the date of Completion whether or not due and payable less any cash or bank deposits (which for the avoidance of doubt shall include cheques in transit (presented or not)) and (ii) the Excluded Liabilities to the extent crystallised as an actual liability on or before the date on which the Completion Accounts are agreed or determined in accordance with the terms of this Agreement;

         "Overdue Creditors" means the amount due to trade creditors of any Group Company at the date hereof which is overdue in accordance with its payment terms as set out in the Disclosure Letter unless and to the extent there is a valid dispute in existence;

         "Oy Klippan Ab" means Oy Klippan Ab, a private limited company incorporated in Finland with registered office at Sandeanan 8, 01370, Vanda, Finland;

         "Patent Claims" means (i) the patent infringement claim against Akta and Oy Klippan Ab relating to the product "Mammas Magbalte" and (ii) the patent infringement claim by Torsten Jacobi;

         "Permit" means:

         (a) a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or

         (b)      a filing of a notification, report or assessment,

         in each case necessary for the effective operation of each Group Company's business, its ownership, possession, occupation or use of an asset or the execution or performance of this Agreement;

         "Property" means the property and interests set out in Schedule 5;

         "Purchaser's Accountants" means Arthur Andersen of One Victoria Square, Birmingham B1 1BD;

         "Purchaser's Solicitors" means Debevoise & Plimpton of Tower 42, International Financial Centre, Old Broad Street, London EC2N 1HQ;

         "Reference Accounts Date" means 31 March, 2000;

         "Senior Employees" means each of David Wright, David Reay, Chris Tweddle, David Patterson and Alan Beattie, or any other person as may be agreed in writing by the parties;

         "SSAP's" means a statement of standard accounting practice in force at any material time as issued by the Accounting Standards Committee;

         "Subsidiary Shares" means (i) 1,000 ordinary shares of 100 SEK in Akta; and (ii) 6,000 shares of 83.34 FIM each in Oy Klippan Ab;

         "Subsidiaries" means collectively Akta and Oy Klippan Ab;

         "Tax" and "Taxation" has the meaning given in the Tax Deed;

         "Tax Authority" has the meaning given in the Tax Deed;

         "Tax Deed" means a Tax Deed in the agreed form between the Vendor and the Purchaser set out in Schedule 10 hereto;

         "TCGA" means the Taxation of Chargeable Gains Act 1992;

         "The Scheme" means the Klippan Limited Retirement and Death Benefits Scheme and where the context so requires, the trustees of The Scheme;

         "Trade Mark" means the registered trade mark owned by Klippan GmbH and registered in the UK to be assigned on Completion to the Purchaser in accordance with the terms of the Deed of Assignment;

         "Vantaa Lease" means the lease of the premises at Sandeanan 8, 01370, Vantaa, Finland;

         "VAT" means within the European Community such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/388/EEC and outside the European Community any Taxation levied by reference to added value or sales;

         "VATA" means, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legalisation;

         "Vendor's Accountants" means Deloitte & Touche of 2 Colmore Row, Birmingham B3 2BN;

         "Vendor Group" means each of Krug International Corp, Krug International (UK) Limited, the Vendor, Klippan GmbH, Klippan SARL and all respective subsidiaries and subsidiary undertakings thereof other than the Group;

         "Vendor's Solicitors" means Martineau Johnson, of St. Philips House, St. Philips Place, Birmingham, B33 2PP;

         "Warehouse Lease" means the Lease of February 28, 1995 between the House of Fraser (Stores) Limited (1) and Klippan (2) of the warehouse premises referred to the Carlisle Leases at paragraph 1 of Schedule 5 hereto;

         "Warranty" means a statement contained in Schedule 4 of this Agreement and "Warranties" means all those statements;

         "Warranty Claim" means a claim by the Purchaser under or pursuant to the provisions of Clause 4 (subject to Clause 6);

         "Working Capital" means stock, trade and other debtors, trade and other creditors (excluding any interest-bearing liabilities, Overdue Creditors and any sums taken into account in calculating Inter-Company Indebtedness), accruals, prepayments (to the extent that the Group Companies receive the benefit thereto post-Completion) and VAT as at the Completion Date as set out in the Completion Accounts.

17.2     In this Agreement, a reference to:

         (a) a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 258 of the CA 1985 and to a "subsidiary" or "holding company" is to be construed in accordance with Section 736 of the CA 1985;

         (b) liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

         (c) a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

         (d) a statutory provision includes a reference to the statutory provision of modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provisions (as so modified or re-enacted) before the date of this Agreement;

         (e) a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency or a state or any joint venture, association or partnership (whether or not having separate legal personality);

         (f) a person includes a reference to that person's legal personal representatives and lawful successors;

         (g) a Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a Clause or paragraph of, or Schedule to, this Agreement; and

         (h) any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

17.3     The headings in this Agreement do not affect its interpretation.

17.4 References to any authority, agencies or regulatory body in the UK shall be deemed to include all equivalent authorities, agencies or regulatory bodies in other jurisdictions.

18.      Notices

18.1 A notice, claim, demand or other communication under and in connection with this Agreement or with any arbitration under this Agreement (a "Notice") shall be:

         (a)      in writing; and

         (b) delivered personally or sent by first class post, prepaid recorded delivery (and airmail if overseas) or by fax to the party due to receive the Notice to the address set out in Clause 18.3 or to another address, person, or fax number specified by that party by not less than seven days' written notice to the other party received before the Notice was despatched.

18.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

         (a) delivered personally, when left at the address referred to in Clause 18.1 (b);

         (b)      sent by mail, two Business Days after posting;

         (c)      sent by airmail, six Business Days after posting;

         (d) sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

18.3     The address referred to in Clause 18.1 (b) is:


Name of Party     Address                             Fax Number        Marked for the
-------------     -------                             ----------        --------------
                                                                        attention of
                                                                        ------------

The Vendor        Bradley International Holdings      01902 406281      A. Firth
                  Limited
                  PO Box 20
                  Beldray Road
                  Bilston
                  West Midlands
                  W14 7NF

The Purchaser     Newell Rubbermaid Inc.,             001 212 332 7803  General Counsel
                  6833 Stalter Drive
                  Suite 101
                  Rockford
                  Illinois 61108

                  Debevoise & Plimpton                020 7588 4180     Colin Bogie
                  Tower 42
                  International Financial
                  Centre
                  Old Broad Street
                  London EC2N 1HQ

19.      Governing Law and Jurisdiction

19.1 This Agreement and the documents to be entered into pursuant to it shall be governed by English law.

19.2 The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement and the documents to be entered into pursuant to it (a "Dispute").

19.3 The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, they will not argue to the contrary. This Clause 19.3 is for the benefit of the parties hereto and shall not limit their respective rights to take proceedings in any other court of competent jurisdiction.

19.4 The parties agree that the documents which start any such action or proceedings (the "Proceedings") and any other documents required to be served in relation to those Proceedings may be served on the Vendor or Purchaser (as relevant) in accordance with Clause 18. These documents may however be served in any other manner allowed by law. This Clause applies to all Proceedings wherever started.

20.      Counterparts

         This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same Agreement. Any party may enter into this Agreement by executing any such counterpart.

21.      Contracts (Rights of Third Parties) Act 1999

         Except as expressly stated herein, nothing in this Agreement confers any right on any person (other than the parties hereto) pursuant to the UK Contracts (Rights of Third Parties) Act 1999.

SIGNED BY                  )

on behalf of               )
NEWELL LIMITED             )

SIGNED BY                  )

for and on behalf of       )
BRADLEY INTERNATIONAL      )
HOLDINGS LIMITED           )

                                   SCHEDULE 1

                              Shareholder Details

Shareholder                No. of Shares
-----------                -------------

Bradley International      1,570,000 ordinary
Holdings Limited           shares of Ll each in
                           Klippan Limited

Klippan Limited            1,000 ordinary shares of
                           100 SEK each in Akta,
                           Barnsakerhet AB

Klippan Limited            6,000 ordinary shares of
                           83.34 FIM each in Oy
                           Klippan Ab

                                   SCHEDULE 2

                                     PART 1

Vendor Details

1        Registered number: 03407901

2        Place of incorporation: England and Wales

3        Registered office: PO Box 20, Beldray Road, Bilston, West Midlands WV14
         7NF

4        Type of company: Private Limited

5 Authorised share capital: L498,200 divided into 2,491,000 ordinary shares of; L0.20 each

6        Issued share capital: L498,200 divided into 2,491,000 ordinary shares

7        Directors:        Alistair Scott Firth
                           Mark James Stockslager
                           Robert Mitchell Thornton Jnr.

8        Secretary: Alistair Scott Firth

9        Accounting reference date: March 31

10       Auditors: Deloitte & Touche

                                     PART 2

Particulars of Klippan

1        Registered number: 02264274

2        Place of incorporation: England and Wales

3        Registered office: Byron Street, Carlisle, Cumbria CA2 5TD

4        Type of company: Private Limited

5 Authorised share capital: L2,000,000 divided into 2,000,000 ordinary shares of L1 each

6        Issued share capital: L1,570,000 divided into 1,570,000 ordinary shares

7        Directors:        David Reay
                           Robert Mitchell Thornton Jnr.
                           David Wright
                           Alistair Firth
                           Mark James Stockslager

8        Secretary:        David Reay

9        Accounting reference date: March 31

10       Auditors: Deloitte & Touche

                                     PART 3

Particulars of the Subsidiaries

Akta Barnsakerhet AB

1        Registered number: 556540-7961

2        Place of incorporation: Klippan Kommun, Sweden

3        Registered office: Hjalmar Bratings vag 11D, 261 43 Landskrona, Sweden

4        Type of company: Private Limited

5        Authorised.share capital: 100,000 SEK

6        Issued share capital: 100,000 SEK divided into 1,000 shares

7        Directors:        Sten-Ake Kjellstedt
                           Robert Mitchell Thornton Jnr.(chairman)
                           David Wright (member of the board and managing director)

8        Secretary: No permanent secretary

9        Accounting reference date: March 31

10       Auditor: Deloitte & Touche, Slottsgatan 20, 21133 Malmo

Oy Klippan Ab

1        Registered number: 150.956

2        Place of incorporation: Finland

3        Registered office: Sandbanan 8, 01370 Vanda, Finland

4        Type of company: Private Limited

5        Authorised shares capital: 2,000,000 FIM

6        Issued share capital: 500,040 FIM divided into 6,000 shares

7        Directors:        David Wright
                           Leo Martin
                           Robert Mitchell Thornton Jnr.

8        Secretary: No Secretary

9        Accounting reference date: March 31

10       Auditors: Deloitte & Touche

                                   SCHEDULE 3

                            Completion Requirements

1.       Vendor's Obligations

1.1      At Completion the Vendor shall deliver to the Purchaser:

         (a) duly executed transfer(s) in respect of the Klippan Shares to the Purchaser or its nominee(s) and the share certificate(s) for the Klippan Shares;

         (b) any waiver, consent, release or other document necessary to give the Purchaser or its nominee(s) full legal and beneficial ownership of the Klippan Shares;

         (c) the common seal (if any) of each Group Company and each register, minute book and other book required to be kept by each Group Company under the CA 1985 (or applicable legislation) duly written up to the date of Completion and each certificate of incorporation and certificate of incorporation on change of name for each Group Company (to the extent applicable) and the share certificates in respect of each of the Subsidiaries;

         (d) a copy of a letter to each Group Company from its auditors resigning their office with effect from Completion and, in relation to Klippan, containing the statement referred to in
                  Section 394 of the CA 1985, the original of the letter having been deposited at the registered office of the relevant company;

         (e) a resignation in the agreed form from each of the directors of each Group Company (other than David Reay, David Wright, Sten-Ake Kjellstedt and Leo Martin) expressed to take effect from the end of the meeting held pursuant to paragraph 1.2;

         (f) the Management Accounts and all title deeds and other documentation relating to the Properties;

         (g) a copy of each bank mandate of each Group Company and copies of statements of each bank account of each Group Company made up to a date not earlier than two Business Days before Completion;

         (h) so far as possible, all documentation relating to the Intellectual Property Rights, including (without limitation) the original registration and renewal certificates for each of the Intellectual Property Rights which are registered or pending as at Completion (or copies thereof where such original documentation is not available);

         (i) a certified copy of the notarial deed and notification of the share transfer evidencing the transfer of the entire issued share capital of Klippan GmbH from Klippan to the Vendor;

         (j) a copy of the agreement for the transfer of shares and certified copy of the filings at the Commercial Registry evidencing the transfer of the entire issued share capital of Klippan SARL from Klippan to the Vendor;

         (k)      the Tax Deed duly executed by the Vendor;

         (l) the Escrow Agreement duly executed by the Vendor and the Escrow Agent;

         (m) the duly executed resolutions of the Vendor approving the sale and purchase of the Klippan Shares, in a form and substance satisfactory to the Purchaser;

         (n)      the Estimated Completion Balance Sheet in accordance with
                  Schedule 8 in form and substance satisfactory to the Purchaser;

         (o)      the Escrow Agreement duly executed by the Escrow Agent;

         (p) the German Agreement duly executed by the Klippan Limited and Klippan GmbH; and

         (q) the Deed of Assignment duly executed by Klippan Limited and Klippan GmbH.

1.2 The Vendor shall ensure that at Completion a meeting of the board of directors of each Group Company is held at which the directors:

         (a) vote in favour of the registration of the Purchaser or its nominee(s) as member(s) of each Group Company in respect of the Klippan Shares (subject to the production of properly stamped transfers);

         (b) appoint persons nominated by the Purchaser as directors, secretary and auditors of each Group Company with effect from the end of the meeting;

         (c) revoke each existing mandate given by each Group Company for the operation of its bank accounts and pass the resolutions contained in new mandate(s) giving authority to persons nominated by the Purchaser OR with effect from the end of the meeting, authorise the secretary to notify the specimen signatures of the new officers of each Group Company in connection with each existing mandate given by the Group Company for the operation of its bank accounts;

         (d) accept the resignation of each director of each Group Company so as to take effect from the end of the meeting and shall hand to the Purchaser duly certified copies of such Resolutions.

1.3 Each of the requirements set out in Clauses 1.1 and 1.2 above shall apply equally to each of the Subsidiaries to the extent applicable under relevant law.

2.       Purchaser's Obligations

2.1      On Completion, the Purchaser shall deliver to the Vendor:

         (a)      the Tax Deed duly executed duly executed by the Purchaser;

         (b)      the Escrow Agreement duly executed by the Purchaser; and

         (c)      the German Agreement duly executed by the Purchaser.

                                   SCHEDULE 4

                                   Warranties

1.       Capacity and Authority

1.1 The Vendor and each Group Company are companies duly incorporated and validly existing under English law or the relevant law of incorporation and have been in continuous existence since incorporation.

1.2 Each Group Company has the right, power and authority to conduct its business as conducted at the date of this Agreement and to own or lease its properties, as now conducted, owned or leased.

1.3 The Vendor's obligations under this Agreement, the Tax Deed, the Escrow Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms and will not conflict with any other obligation of the Vendor.

2.       Information

2.1 To the best of the Vendor's knowledge, information and belief (after having made all reasonable enquiry of each of the Directors of the Group Companies, the Vendor's Accountants, the Vendor's Solicitors, William M. Mercer, and Marsh) all written factual information provided to the Purchaser or its agents or employees or to Debevoise & Plimpton or Arthur Andersen during the period from July 20, 2000 to the date of this Agreement was when given true, accurate and not misleading in any respect which is material to the business of the Group Companies as a whole at the time given. For the avoidance of doubt, this Warranty does not relate to any statement of opinion, forecast, budget or other comment, statement, representation or undertaking in respect of a future position, happening or event. In the event of there being a conflict in any information warranted pursuant to this Warranty 2.1, this Warranty shall be deemed to relate only to the information most recently received.

2.2 The information set out in the Recitals and Schedules 1 and 2 of this Agreement is true, accurate and not misleading.

3.       Shares and Subsidiary Undertakings

3.1 The Vendor is the sole legal and beneficial owner of the number of Klippan Shares set out against his name in Schedule 1, free from any Encumbrances.

3.2 Klippan is the sole legal and beneficial owner of the number of Subsidiary Shares set out against his name in Schedule 1, free from any Encumbrances.

3.3 The Klippan Shares comprise the entire issued share capital of Klippan, have been properly allotted and issued and are fully paid or credited as fully paid. The particulars of the Vendor and Klippan set out in
         Schedule 2 are true and complete and the Vendor has no other subsidiaries other than Klippan.

3.4 The Subsidiary Shares comprise the entire issued share capital of the Subsidiaries, have been properly allotted and issued and are fully paid or credited as fully paid.

         The particulars of the Subsidiaries set out in Schedule 2 are true and complete and Klippan has no other subsidiaries other than Akta and Oy Klippan AB.

3.5 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of any Group Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

3.6 Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or payment of a share in the capital of any Group Company (including, without limitation, an option or right of pre-emption or conversion).

3.7 A copy of the memorandum and articles of association of each Group Company (or the equivalent under the relevant law of incorporation) is annexed to the Disclosure Letter and is true, accurate and complete and has annexed thereto a copy of every resolution or agreement as is required by law to be annexed to it and sets out the rights and restrictions attaching to each class of share capital in each Group Company.

3.8      None of the Subsidiaries have and ever had any subsidiary undertaking.

3.9 Each Group Company has no interest in, and has not agreed to acquire an interest in, any corporate body.

4.       Accounts

4.1 The Accounts have been prepared on a proper and consistent basis and audited in accordance with the Companies Act 1985 and applicable standards, principles and Historical Policies.

4.2 No change in accounting policies has been made in preparing the accounts of each Group Company for each of the three financial years of each Group Company ended on the Reference Accounts Date, except as stated in the audited financial statements for those years.

4.3 The Accounts and the Historical Policies show a true and fair view of the assets, liabilities and state of affairs of each Group Company as at the Reference Accounts Date and of the profits and losses of each Group Company for the financial year ended on the Reference Accounts Date.

4.4 To the extent required by the Companies Act 1985 and all appropriate SSAPs and FRS, the Accounts disclose and provide for all bad and doubtful debts, all liabilities (actual contingent or otherwise) and all financial commitments existing at the Reference Accounts Date.

4.5 The results shown by the audited profit and loss accounts of each Group Company for each of the three financial years of each Group Company ended on the Reference Accounts Date have not (except as disclosed in those accounts) been effected by any extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

4.6 The Accounts and the Historical Policies reserve or provide in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all Tax liable to be assessed on each Group Company, or for which it is or may become accountable, for all periods starting on or before the Reference Accounts Date (whether or not each Group Company has or may have a right of reimbursement against another person). The Accounts reserve in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all contingent or deferred liabilities to Tax for all periods starting on or before the Reference Accounts Date.

4.7      In the Accounts:

         (a) stock (except long term contract balances) was valued in the same way as in the audited accounts of each Group Company for the two preceding financial years and on the basis of the lower of cost and net realisable value;

         (b) all redundant and obsolete stock was written off and all sold, moving and damaged stock was written down appropriately.

4.8 The basis and rates of depreciation and amortisation used in the Accounts were the same as those used in the audited accounts of each Group Company for the two preceding financial years.

4.9 The rates of depreciation and amortisation used in the audited accounts of each Company for the three financial years of each Group Company ended on the Reference Accounts Date were sufficient to ensure that each fixed asset of the Group Company will be written down to nil by the end of its useful life.

4.10 The Management Accounts have been carefully and properly prepared with all due care on a basis consistent with each other and are not misleading with respect to the state of assets, liabilities and affairs of the Group Companies as at the relevant Accounts Date and of the profits or losses for the period concerned.

4.11 Each Group Company's accounting records are up to date, in its possession or under its control and are properly completed in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

4.12 None of the debts receivable or due to any Group Company which are included in the Accounts or which have subsequently arisen has been outstanding for more than three months from its due date for payment or has been released on terms that the debtor has paid less than the full value of his debt and all such debts have realised or, so far as the Vendor is aware (having made all due enquiry of the directors of the Group Company), will realise in the normal course of collection their full value as included in the Accounts, the Historical Policies or in the books of the relevant Group Company after taking into account the provision for bad and doubtful debts made in the Accounts. For the avoidance of doubt, a debt which has been paid or repaid to any Group Company shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which to the knowledge of the Vendor (having made all due enquiry of the directors of the Group Company) such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

4.13 All inventory of each Group Company (whether or not allocated to contracts in process), including without limitation raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by each Group Company, including inventory shown in the Accounts or acquired thereafter, was acquired or manufactured in the ordinary course of business and is valued on the books of each Group Company at the lower of cost or market value determined in accordance with UK GAAP and the Historical Policies consistently applied, and the Accounts contain all inventory reserves that are appropriate in accordance with UK GAAP and the Historical Policies consistently applied. Except as reserved against in the Accounts in accordance with UK GAAP and the Historical Policies consistently applied, all inventory of each Group Company is of good and merchantable quality, meets current industry or customer specifications, is shown in the current product catalogue, is not damaged or defective, meets all relevant quality control standards, is not mislabeled or mispackaged and is saleable or usable for its intended purposes in the ordinary course of business, has not been returned from customers and is not excessive in amount in light of each Group Company's business and current economic conditions. All inventory reflected in the Accounts can be sold no later than 12 months after the Completion Date.

5.       Changes since the Reference Accounts Date

5.1      Since the Reference Accounts Date:

         (a) each Group Company's business has been operated in the ordinary and usual course so as to maintain it as a going concern and without any material interruption or alteration in the nature, scope or manner of its business;

         (b) there has been no adverse change in the financial or trading position or turnover of each Group Company;

         (c) no material change has occurred in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of each Group Company on the basis of valuation used in the Accounts; and

         (d) no Group Company has borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise).

5.2      Since the Reference Accounts Date:

         (a) each Group Company has not other than in the usual course of its business:

                  (i) acquired or disposed of or agreed to acquire or dispose of, a material asset; or

                  (ii) assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent); or

                  (iii) entered into or amended any material contract or arrangement (in writing or otherwise) in each case involving consideration, expenditure or liabilities, in excess of 5,000;

         (b) each Group Company has not factored, sold or agreed to sell a debt;

         (c) each Group Company's business has not been materially or adversely affected by the loss of any important distributor, agent, customer or source of supply. For these purposes, an important distributor, agent, customer or source of supply means the relevant party having a revenue exceeding L10,000 per annum;

         (d)      each Group Company has not:

                  (i) made, or agreed to make, capital expenditure exceeding in total L10,000; or

                  (ii), incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total L10,000;

         (e) each Group Company's business has not been materially or adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a distributor, agent, supplier or customer;

         (f) each Group Company has not taken any steps to procure the payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of any Group Company or (if different) the period extended to any particular debtor in which to make payment;

         (g) each Group Company has not delayed in making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment) or extend or amend any of the terms in respect of any trade creditors outside the ordinary course;

         (h) each Group Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of ICTA) except as provided in the Accounts;

         (i) each Group Company has not changed its accounting reference period;

         (j) no resolutions of the shareholders of any Group Company have been passed;

         (k) each Group Company, save as required by law, has not made any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlement and other benefits) of any employee (other than minor increases which the Vendor shall notify to the Purchaser as soon as reasonably possible), provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any employee or engage or appoint any additional employee;

         (l) each Group Company has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things; and

         (m) each Group Company has not been refused any insurance claims or settled below the amount claimed.

6.       Tax

6.1 Klippan is and has at all times been resident only in the United Kingdom for all Tax purposes. Klippan is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the United Kingdom.

6.2 Each Group Company has paid all Tax which it has become liable to pay and is not and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

6.3 Without prejudice to paragraph 6.2 each Group Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it, has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld and has otherwise complied with its legal obligations in respect of such deductions or withholdings.

6.4 Each Group Company has within applicable time limits made all returns, provided all information and maintained all records in relation to Tax as it is required to make, provide or maintain and has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority. No return (and nothing in a return) is disputed or is yet to be determined by, or is subject to agreement with, a Tax Authority.

6.5 Klippan has properly operated in all material respects the Pay-As-You-Earn system and has complied in all material respects with each reporting obligation in connection with benefits provided (whether by each Group Company or by any other person) for each Group Company's directors, other officers and employees.

6.6 So far as the Vendor is aware, having made all reasonable enquiries, each Group Company is not and does not expect to be involved in a dispute in relation to Tax. No Tax Authority has investigated or indicated to the Vendor or to any Group Company that it intends to investigate each Group Company's Tax affairs.

6.7 Each Group Company has sufficient records to determine the Tax consequences which would arise on a disposal or on the realisation of each material asset owned by it at the Reference Accounts Date, or acquired since the Reference Accounts Date but before the date of this Agreement.

6.8 No Tax Authority has agreed to operate any special arrangement (that is, an arrangement which is not based on a strict application of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) in relation to the affairs of each Group Company. All notices and other communications from a Tax Authority requiring or permitting each Group Company to deal with its Tax affairs in a particular manner or on a particular basis are in the possession of each Group Company.

6.9 The Disclosure Letter contains full details of all applications which have been made at any time in the last 3 years by each Group Company for any statutory consent or clearance. All particulars and other information given to any Tax Authority in connection with any such application for such consent or clearance were full and accurate in all material respects and, as far as the Vendor is aware, any consent or clearance given in response to such application was valid and effective. All transactions in respect of which such consent or clearance was obtained have been carried into effect, and have been undertaken strictly in accordance with the terms of the application for the relevant consent or clearance.

6.10 Except as disclosed in the Disclosure Letter, each Group Company is not and has not been a party to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arms' length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arms' length) under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of each Group Company but not actually income or gains of each Group Company.

6.11     Klippan:

         (a)      is registered for the purposes of the VATA;

         (b) has made, given, obtained and kept up-to-date, full and accurate records in all material respects, invoices and documents required for the purposes of the VATA;

         (c) has complied in all material respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis; and

         (d) has not been required by a Tax Authority to give security under the VATA.

6.12 Klippan is not under a duty to make payments on account of VAT pursuant to any order made under section 28 of the VATA.

6.13 In the three years ending on the date of this Agreement Kippan has not been in default in respect of an accounting period, as the terms "default" and "accounting period" are used in section 59(1) of the VATA (the default surcharge).

6.14 Klippan is not and has not been liable to a penalty under section 63 of the VATA.

6.15 No VAT Return made by Klippan has contained a material inaccuracy for the purposes of section 64 of the VATA.

6.16     Klippan is entitled under the VATA to credit for all of its input tax.

 6.17 The Disclosure Letter contains adequate details of any method agreed with or directed by H M Customs and Excise or otherwise applicable to each Group Company for determining the allowability to that company of input tax in accordance with Part XIV of the Value Added Tax Regulations 1995.

6.18 The Disclosure Letter contains details of each claim made in the three years ending on the date of this Agreement for bad debt relief under section 36 of the VATA (bad debts) made by Klippan.

6.19 No Group Company owns any asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Tax Regulations 1995 (capital goods scheme).

6.20 Neither Klippan, nor a company of which any Group Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA (election to waive exemption), have elected to waive exemption under paragraph 2 of Schedule 10 in relation to any land owned by it at Completion except as disclosed in the Disclosure Letter. Each such election disclosed in the Disclosure Letter has effect. Where any such election has been made, no supplies in relation to the relevant land will be taken by virtue of paragraph 2(3AA) of Schedule 10 to the VATA to be supplies other than taxable supplies. Each Group Company does not have an interest in any land supplies in relation to which, if an election to waive exemption under paragraph 2 of Schedule 10 to the VATA were to be made by each Group Company (or by a company of which any Group Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA), would be taken by virtue of the said paragraph 2(3AA) to be supplies other than taxable supplies.

6.21 No Group Company (to the extent applicable) has received a notice of and to the best of the Vendor's knowledge, information and belief there is nothing which indicates that the grant to any Group Company of an interest in or right over land owned by a Group Company at Completion or of a licence to occupy land owned by a Group Company at Completion will not be an exempt supply because of an election under Schedule 10 to the VATA (election to waive exemption).

6.22 No event, transaction, act or omission has occurred by reason or in consequence of which any Group Company (to the extent applicable) may be deemed to make a taxable supply under paragraph 1 of Schedule 10 to the VATA or under the Value Added Tax (Self-Supply of Construction Services) Order 1989.

6.23 No tenancy, lease or licence to which any Group Company (to the extent applicable) is a party is or may become a developmental tenancy, developmental lease or developmental licence for the purposes of Group 1 of Schedule 9 to the VATA.

6.24 No Group Company (to the extent applicable) is and has not been a party to any transaction or arrangements in respect of which a direction has been or could be made under paragraphs 1 or 2 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA.

6.25 Klippan is not, nor has it is, agreed to become an agent, manager or factor for the purposes of section 47 of the VATA (agents, etc.) of a person not resident in the United Kingdom.

6.26 Klippan has not been a party to any transactions in respect of which a direction under the provisions of Schedule 9A to the VATA has been or may be made.

6.27 All value added tax payable on the import of goods and all customs duties and duties of excise payable to a Tax Authority in respect of any asset (including, without limitation, trading stock) imported or owned by each Group Company have been paid in so far as payment has fallen due and otherwise such liability has been properly recorded.

6.28 Klippan has not been and is not a close company for the purposes of ICTA.

6.29 The entry into or Completion of this Agreement will not result in any profit or gain being deemed to accrue to any Group Company for taxation purposes, whether pursuant to Section 179 or otherwise.

6.30 All documents by virtue of which any Group Company has any right or in the enforcement of which any Group Company is interested have been duly stamped.

6.31 No Group Company has or has ever had an interest in a controlled foreign company as defined in Chapter IV of Part XVIII of ICTA or any material interest in an offshore fund as described in Section 759 of ICTA.

6.32 No claim has been made under Section 152, 153, 154 or 175 TCGA or any other section which would afflict the amount of any gain accruing or being treated as accruing as a disposal of an asset of any Group Company.

7.       Assets

7.1 Each asset included in the Accounts or acquired by any Group Company since the Reference Accounts Date (other than stock disposed of in the usual course of business) and each asset used by any Group Company or which is in the reputed ownership of any Group Company is:

         (a) legally and beneficially owned solely by each Group Company free from any Encumbrance; and

         (b) where capable of possession, in the possession or under the control of each Group Company.

7.2 Each Group Company owns or has a right to use each asset necessary for the effective operation of its business as currently conducted.

7.3 All plant, machinery, vehicles and equipment owned, possessed or used by each Group Company are in good condition and working order (fair wear and tear accepted) and have been regularly and properly maintained. None is in the Vendor's reasonable opinion in need of renewal or replacement or surplus to each Group Company's requirements.

7.4 Each Group Company's asset registers comprise a complete and accurate record of all the plant, machinery, equipment, vehicles and other assets owned, possessed or used by it.

7.5 Maintenance contracts are in force for each asset of each Group Company which it is normal to have maintained by independent or specialist contractors and for each asset which each Group Company is obliged to maintain or repair under a leasing or similar agreement.

7.6 No Group Company is a party to, nor is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

7.7 No charge in favour of any Group Company is void or voidable for want of registration.

7.8 Each Group Company's level of stock is reasonable having regard to current and anticipated demand.

7.9 No debt shown in the Accounts, the Management Accounts or any Group Company's accounting records is overdue by more than 12 weeks.

7.10 No Group Company has released a debt shown in the Accounts, the Management Accounts or its accounting records so that the debtor has paid or will pay less than the debt's book value. None of the debts shown in the Accounts, the Management Accounts or any Group Company's accounting records has been deferred, subordinated or written off or to the best of the Vendor's knowledge, information and belief (having made all due enquiry) become irrecoverable to any extent. To the best of the Vendor's knowledge, information and belief, each of those debts will realise its book value in the usual course of collection.

7.11 No Group Company has acquired or agreed to acquire any material asset (other than stock) on terms that property thereon does not pass until full payment is made.

8.       German Warranties

8.1 Each of the representations and warranties set out in Article 7 of the German Agreement is true accurate and not misleading.

8.2 Klippan GmbH's obligations under the German Agreement are, and will be, enforceable in accordance with their terms and will not conflict with any other obligation of Klippan GmbH.

8.3 Save as set out in the German Agreement, all Assets relating to the Business are being transferred to Klippan as of the Transfer Date.

8.4 So far as the Vendor is aware, other than the Assets, there is no other agreement or arrangement for the benefit of the Business in existence.

8.5 So far as the Vendor is aware, all the Business Contracts are in full force and effect and have been duly complied with and nothing has occurred whereby any of them is or could be subject to early termination or which has given or may give right to any claim under any of them by any party to any of them.

8.6 So far as the Vendor is aware, no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of any of the Business Contracts. No party with whom Klippan GmbH has entered into any of the

         Business Contracts has given notice of its intention to terminate, or has sought to repudiate or disclaim, any of the Business Contracts and no party with whom it has entered into any of the Business Contracts is not in material breach of the Assets.

8.7 Klippan GmbH has no outstanding liabilities or obligations of any nature, whether known or unknown or absolute, accrued or contingent or otherwise and whether due or to become due relating to the Assets.

8.8      Klippan GmbH has no other employee save for Rudolf Schett.

8.9 This employment contract for the Employee can be terminated by Klippan GmbH by three month's notice without giving rise to a claim for damages or compensation. Klippan GmbH is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its employee by more than five per cent.

8.10 There are no other employment or consultancy contracts or other contracts of engagement between Klippan GmbH and any person in respect of which Klippan GmbH has a continuing obligation.

8.11 Klippan GmbH does not owe any amount to its Employee other than for accrued remuneration or reimbursement of business expenses, and has not provided, or agreed to provide, a gratuitous payment or benefit to its Employee.

8.12 Klippan GmbH has complied with each obligation imposed on it by, and each order and award made under, statute, regulation, code for conduct and practice derived from statute or regulation, collective agreement, custom and practice relevant to relations between it and its Employee or a trade union or the terms of employment of its Employee.

8.13 Klippan GmbH does not recognise a trade union or other body representing its Employee.

8.14 No order has been made, petition presented or resolution passed for the winding up of Klippan GmbH or for the appointment of a provisional liquidator to Klippan GmbH and no administration order has been made in respect of Klippan GmbH.

8.15 No receiver or manager has been appointed of the whole or part of Klippan GmbH's Business or in respect of any of the Assets.

8.16     Klippan GmbH is not unable to pay its debts within the meaning of
         Section 17 of the German Insolvency Act ("Insolvenzordnung").

         For the purposes of this Clause 8, each of "Assets", "Business", "Business Contracts" and "Employee" shall have the same meaning ascribed thereto in the German Agreement.

9.       Intellectual Property

9.1      Each of the Intellectual Property Rights is:

         (a) so far as the Vendor is aware, valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable;

         (b) legally and beneficially owned by and validly granted to each Group Company alone, free from any licence, Encumbrance, restriction on use or disclosure obligation (or is lawfully used with the consent of the owner under a licence); and

         (c) not, and will not be, so far as the Vendor is aware, the subject of a claim or opposition from a person (including, without limitation, an employee of each Company) as to title, validity, enforceability, entitlement or otherwise.

9.2 The Disclosure Letter contains details of all the Intellectual Property Rights in respect of which each Group Company is a registered or beneficial owner or applicant for registration including full correct and up-to-date information in relation to each registration and application.

9.3 All renewal and maintenance fees and taxes due and payable prior to Completion in respect of each of the pending and registered Intellectual Property Rights have been paid in full. Each other action required to maintain and protect the pending and registered Intellectual Property Rights has been taken.

9.4 To the best of the Vendor's knowledge, information and belief (having made all reasonable enquiry) nothing has been done or omitted to be done and no circumstances exist by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of the Intellectual Property Rights.

9.5 There is and during the two years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of the Intellectual Property Rights. No civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type.

9.6 No Group Company has granted and nor is obliged to grant a licence, assignment, consent, undertaking, security interest, or other right in respect of any of the Intellectual Property Rights.

9.7 There are no, and never have been, any outstanding claims against any Group Company for an infringement or unauthorised use of any of the Intellectual Property Rights. No Group Company has received any written claim that any of the Intellectual Property is invalid.

9.8 The activities, processes, methods, products, services or Intellectual Property used, manufactured, dealt in or supplied on or before the date of this Agreement by each Company:

         (a) are not, so far as the Vendor is aware, at the date of this Agreement, nor were they at the time used, manufactured, dealt in or supplied, subject to licence, consent or permission of, or payment to, another person;

         (b) to the best of the Vendor's knowledge, information and belief, do not at the date of this Agreement, nor did they at the time used, manufactured, dealt in or supplied, infringe, misuse or embody the subject matter of any rights in the Intellectual Property (including, without limitation, moral rights) of another person;

         (c) to the best of the Vendor's knowledge, information and belief, have not given, and will not give, rise to a claim against any Group Company.

9.9      No party to an agreement relating to the use:

         (a) by each Group Company of Intellectual Property owned by another person; or

         (b) of any Intellectual Property Rights owned by each Group Company by another person,

         is, or has at any time been, in breach of the agreement and, so far as the Vendor is aware, no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without each Group Company's consent (other than termination without cause upon notice in accordance with the terms of the agreement).

9.10 Each Group Company has not disclosed and is not obliged to disclose any Confidential Information to any person other than its employees who are bound by obligations of confidence or except in the ordinary and usual course of business and then only on condition that the disclosure is to be treated as being of a confidential nature. The Vendor is not aware of any such confidentiality having been breached.

9.11 The Intellectual Property Rights and each Group Company's ownership, licence or rights in them will not be adversely affected by the transaction contemplated by this Agreement.

9.12 The Intellectual Property Rights comprise all the Intellectual Property necessary for each Group Company to operate its business, and for the business to continue to operate, as it has been operated during the two year period ending on the date of this Agreement.

9.13 Each Group Company is not a party to a confidentiality or other agreement and is not otherwise subject to any duty which restricts the free use or disclosure of information or of any of the Intellectual Property Rights.

9.14 Each Group Company does not use or operate its business under a name other than its corporate name.

10.      Trade Mark

10.1 Klippan GmbH is the registered owner of the Trade Mark, free from any licence, Encumbrance, restriction on use or disclosure obligation (or is lawfully used with the consent of the owner under a licence).

10.2     Klippan GmbH owns no other trade marks other than the Trade Mark.

10.3 There is no claim or opposition from any person (including, without limitation, an employee of Klippan GmbH or any Group Company) as to title, validity, enforceability entitlement or otherwise of the Trade Mark.

10.4 Klippan GmbH has the requisite right, power and authority to enter into and perform its obligations under the German Agreement and the Deed of Assignment.

10.5 The obligations of Klippan GmbH under the German Agreement and the Deed of Assignment, when executed, will be legal, valid, binding and enforceable in accordance with their terms and will not conflict with any other obligation of Klippan GmbH or of the Vendor.

11.      Insurance

11.1 Each insurable asset of each Group Company has at all material times been and is at the date of this Agreement insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a person operating the types of business operated by each Group Company.

11.2 Each Group Company has at all material times been and is at the date of this Agreement adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), credit risk, loss of profits and all other risks to which a person operating the types of business operated by each Group Company is exposed.

11.3 The Disclosure Letter contains a Schedule of each current insurance and indemnity policy in respect of which each Group Company has an interest (including any active historic policies which provide cover on a losses occurring basis) (together the "Policies").

11.4 Each of the Policies is valid and enforceable and is not void or voidable and will be maintained in full force and effect without alteration pending Completion and all premiums will be paid on time.

11.5 No Group Company has done anything or omitted to do anything which may make any of the Policies void or voidable.

11.6 No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

11.7 To the best of the Vendor's knowledge, information and belief, (i) there is nothing which could vitiate any of the Policies or, (ii) prejudice the ability to effect insurance on the same or better terms in the future.

11.8 No insurer has ever cancelled or refused to accept or continue any insurance in relation to each Group Company.

11.9 No claims have been made, no claim is outstanding and no fact or circumstance known to the Vendor exists, which might give rise to a claim under any of the Policies.

11.10 No event, act or omission has occurred which requires notification under any of the Policies.

11.11 None of the insurers under any of the Policies has refused, or given any indication that it intends to refuse, indemnity in whole or in part in respect of any claims under the Policies.

11.12 Nothing has been done or omitted to be done, and there is nothing, which might entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claims under the Policies.

11.13    All premiums which are due under the Policies have been paid.

11.14 No Group Company has not done anything or omitted to do anything, and there is nothing, which might result in an increase in the premium payable under any of the Policies.

12.      Real Property

12.1 The Property comprises all land and premises owned, occupied or used by, or in the possession of, each Group Company.

12.2 There is appurtenant to the Property each right and easement necessary for its proper and existing use including, without limitation, emergency escape routes. No right or easement is restricted in any way (including, without limitation, a restriction on hours of use) or is capable of being lawfully interrupted or terminated by any person.

12.3 Each Group Company has no right or easement appurtenant for a term less than the unexpired term of the lease, tenancy or licence other than disclosed in the documents.

12.4 Each service necessary for the Property's existing use (including, without limitation, electricity, gas and water supplies, sewerage and telecommunications lines) is available to each Group Company.

12.5 Each Group Company's access to the Property is sufficient for the existing use of the Property and (other than in relation to the Carlisle Property) is by means of a road adopted by the local highway authority and maintainable at public expense.

12.6 The Property is not subject to outgoings other than the uniform business rate, water and sewerage rates, rent, service charge and insurance premiums.

12.7 Neither the Property nor any of its title deeds is subject to an Encumbrance, agreement, obligation, condition, right, easement, exception, reservation, or other interest.

12.8 There is, so far as the Vendor is aware, no person in possession or occupation of, or who has or claims a right or interest of any kind, in the Property adversely to each Company's interest and each Group Company is entitled to and has exclusive vacant possession of the Property.

12.9 No fact or circumstance exists which materially and adversely affects the use or enjoyment of the Property or casts doubt on each Group Company's right or title to the Property.

12.10 Each Group Company has performed or complied with each Property Permit, obligation, condition, restriction, agreement (including, without limitation, the term of any lease) and legal and administrative requirement affecting the Property, or its respective ownership, occupation, possession or existing use.

12.11 There is, and during the two years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative, or other proceeding or dispute concerning the Property. No civil, criminal, arbitration, administrative or other proceeding concerning the Property is pending or threatened. To the best of the Vendor' knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type. There is no outstanding notice affecting the Property.

12.12 There is, so far as the Vendor is aware, no resolution or proposal for compulsory acquisition of the Property by a local or other authority.

12.13 Each Property's existing use is the lawful use permitted under the lease and any applicable town and country planning legislation and such permission is not temporary or personal.

12.14 Any permission necessary for the Property's existing use, construction and any subsequent alteration has been obtained and is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied (and nothing more remains to be done under the condition).

12.15 To the best of the Vendor's knowledge, information and belief there is no material deficiency which requires correction in the state or condition of any building or other structure on or forming part of the Property.

12.16 No flooding, subsidence or other material defect of any kind (including, without limitation, a design or construction defect) which affects or has affected the Property.

12.17 To the best of the Vendor's knowledge, information and belief, no building or other structure on or forming part of the Property contains a deleterious substance or a substance which is not at the date of this Agreement used in generally accepted good building practice.

12.18 There is no fact or circumstance (and, to the best of the Vendor's knowledge, information and belief, no fact or circumstance will within six months starting on the date of this Agreement occur or arise) which:

         (a) could entitle or require a person (including, without limitation, a landlord or licensor) to forfeit or enter on, or take possession of, or occupy, the Property; or

         (b) could restrict or terminate each Group Company's continued and uninterrupted possession or occupation of the Property.

12.19 A rent or fee payable in respect of the Property is not at the date of this Agreement being reviewed and cannot be reviewed before Completion.

12.20 No person (including, without limitation, a landlord or licensor) has elected to waive, or indicated an intention to waive, an exemption from payment by each Group Company of value added tax in respect of a payment made under the Lease.

12.21 The documents disclosed relating to the Property are all those that are relevant and are complete copies.

12.22 No Group Company has any contingent liability or other liability as original tenant, landlord, assignee or otherwise in respect of any real property or interest in real property except the Property.

12.23 As far as the Vendor is aware, no landlord or party to any lease of the Property (except the Group Company) is in breach of its obligations to the Group Company under such lease.

12.24 There is no interference with the rights of any of the Group Companies in respect of or appurtenant to the Property.

13.      Environmental Matters, Health and Safety and Product Liability

13.1 The operation of each Group Company's business does not involve and so far as the Vendor is aware has never involved the use, or the release or discharge of a hazardous substance or article, waste, sewage or other pollutant or contaminant.

13.2 So far as the Vendor is aware, no land or other asset owned, occupied, possessed or used by each Group Company on or at any time before the date of this Agreement:

         (a) contains or so far as the Vendor is aware has contained (in the case of land, above or below ground) a hazardous substance or article, waste or other pollutant or contaminant;

         (b) is or so far as the Vendor is aware has been used for the deposit, storage, treatment or disposal of waste or sewage; or

         (c) is referred to or listed in a register of polluted or contaminated land and so far as the Vendor is aware no fact or circumstance exists which might give rise to an entry in such a register.

13.3 No Group Company has sold, supplied or provided a defective product or services in the course of its business on or prior to the date hereof.

13.4 No Group Company has manufactured, sold or supplied any product or service which:

         (a) is, was or will become, in any material respect, faulty or defective when sold to an end-user; or

         (b) does not comply in any material respect with any warranty or representation, express or implied, made by or on behalf of any Group Company in respect of it or with all laws, regulations, standards and requirements applicable to it; or

         (c) was sold or supplied on terms that any Group Company accepts an obligation to service or repair or replace such products after delivery.

13.5 No Group Company has received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987 in relation to any of its products at any time within the last 3 years.

13.6 Each Group Company has in relation to its plant and machinery and other fixed assets, and the Properties and its employees, complied with all legal requirements relating to health and safety including, but not limited to, those imposed by the Health and Safety at Work etc. Act 1974 and all regulations made thereunder, and no action has been taken by any entering authority in relation to any actual or alleged breach of such requirements and neither is any Group Company in receipt of any claim by any officer or employee or any past officer or employee in relation to any such breach and the Vendor is not aware of any circumstances which may lead to such action or claim.

13.7     (a)      Each Group Company is and to the Vendor's knowledge always has been in full compliance with all Environmental Laws and the existence and the use of the Properties, machinery and other property of any Group Company has been and is in accordance with all Environmental Laws.

         (b) No written notice, written demand or written request for information has been issued or made and no investigation or review is or has been threatened or is pending by any governmental authority or other person with respect to any alleged violation by any Group Company of any Environmental Law or liability thereunder.

         (c) No Group Company owns or so far as the Vendor is aware has in the past owned or had any interest in land which has been used for a contaminative use or upon which toxic, radioactive, caustic or other hazardous substances (of whatever kind) have been stored or processed in a manner inconsistent with any Environmental Laws.

14.      Agreements

14.1 To the best of the Vendor's knowledge, information and belief no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of any agreement, arrangement or obligation of which each Group Company is a party. No party with whom each Group Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

14.2 No Group Company nor any party with whom each Group Company has entered into an agreement, arrangement or obligation is in material breach of the agreement, arrangement or obligation. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a breach of this type.

14.3 No Group Company is a party to and is not liable under a long-term, onerous or unusual legally binding agreement, arrangement or obligation including, without limitation:

         (a) an agreement, arrangement or obligation entered into other than in the usual course of its business;

         (b) an agreement, arrangement or obligation entered into other than by way of a bargain at arms length;

         (c) an agreement, arrangement or obligation restricting each Group Company's freedom to operate the whole or part of its business or to use or exploit any of its assets;

         (d) a sale or purchase, option or similar agreement, arrangement or obligation affecting an asset owned, occupied, possessed or used by each Group Company or by which each Group Company is bound;

         (e) a material agreement, arrangement or obligation with which each Group Company cannot comply on time or without undue or unusual expenditure of money or effort;

         (f) a contract for the sale of shares or assets comprising a business undertaking which contains warranties or indemnities under which any Group Company still has a remaining liability or obligation or can be terminated as a result of any change in the underlying ownership or control of any Group Company, or would be materially affected by such change; or

         (g) an agreement, arrangement or obligation which is in any way otherwise than in the ordinary course of any Company's business.

14.4     Each Group Company is not:

         (a) a member of a joint venture, consortium, partnership or association (other than the bona fide trade association); or

         (b) a party to a distributorship, agency, franchise or management agreement or arrangement.

15.      Terms of Trade and Business

15.1 Each Group Company has paid its creditors within the times agreed with them. No debt owing by it has been due for more than 30 days.

15.2 During the year ending on the date of this Agreement, no substantial supplier, distributor, agent or customer of each Group Company has:

         (a) stopped, or indicated an intention to stop, trading with each Company;

         (b) reduced, or indicated an intention to reduce, trading with each Company; or

         (c) changed or indicated an intention to change, substantially the terms on which it is prepared to trade with each Group Company.

15.3 To the best of the Vendor's knowledge, information and belief no substantial supplier, distributor, agent or customer of each Group Company is likely to:

         (a)      stop trading with each Group Company;

         (b)      reduce substantially its trading with each Group Company; or

         (c) change substantially the terms on which it is prepared to trade with each Group Company.

15.4 To the best of the Vendor's knowledge, information and belief, the attitude of suppliers, distributors, agents, customers and employees with regard to each Group Company will not be prejudicially affected by the execution or performance of this Agreement or any document to be executed at or before Completion.

15.5 No Group Company has entered into an agreement or arrangement with a supplier, distributor, agent or customer in terms materially different to its standard terms of business.

15.6 No person (either individually or jointly with another person) has bought from or sold to each Group Company, either in the financial year of each Group Company ended on the Reference Accounts Date or since the Reference Accounts Date, more than five per cent of the total amount of all purchases or sales made by each Group Company in that period.

15.7 No Group Company has outstanding any bid, tender, sale or service proposal.

15.8 So far as the Vendor is aware, no supplier, distributor, agent or customer of any Group Company is in breach of any of its obligations to any Group Company.

15.9 None of the records, systems, data or information of each Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, any electronic, mechanical or photographic process, computerised or not) which are not under the exclusive ownership and direct control of each Group Company.

15.10 Each Group Company has (to the extent applicable to such Group Company) at all times complied with the Data Protection Acts 1984 and 1998 (including, for the avoidance of doubt, the data protection principles set out in Schedule 1 to the Data Protection Act 1984 and the Telecommunications (Data Protection and Privacy) (Direct Marketing) Regulations 1998.

16.      Effect of Sale

         Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will, so far as the Vendor is aware, result in any Group Company losing the benefit of any Permit necessary for carrying on each Group Company's business in the places and in the manner currently carried on or any asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement or will:

         (a)      conflict with;

         (b)      result in the breach of;

         (c)      give rise to an event of default under;

         (d)      require the consent of a person under;

         (e)      enable a person to terminate; or

         (f)      relieve a person from an obligation under

         any agreement or arrangement to which any Group Company is a party or any legal or administrative requirement by which any Group Company is bound or result in any present or future indebtedness of any Group Company becoming due or capable of being declared due and payable prior to its stated maturity.

17.      Employees

17.1 Save as referred to in the Disclosure Letter, there is no employment or other contract of engagement between any Group Company and any of its directors or their officers. No Group Company is a party to a consultancy contract.

17.2 There is no employment contract between any Group Company and any its employees which cannot be terminated by any Group Company by three month's notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

17.3 There is no employment or consultancy contract or other contract of engagement between any Group Company and any person which is in suspension or has been terminated but is capable of being revised or enforced and in respect of which each Company has a continuing obligation.

17.4     The Disclosure Letter contains details of:

         (a) the total number of Group Company's employees including those who are on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with each Group Company;

         (b) the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each employee of each Group Company and, where an employee has been continually absent for more than one month, the reason for the absence; and

         (c) the terms of the contract of each director, other officer and employee of each Group Company entitled to remuneration at an annual rate or an average annual rate, or an average annual rate over the last three financial years, of more than L30,000.

17.5 The basis of the remuneration payable to each Group Company's directors, other officers and employees is the same as that in force at the Reference Accounts Date. Each Group Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, other officers and employees by more than five per cent.

17.6 No Group Company owes any amount to a present or former director, other officer or employee of each Group Company (or his dependant) other than for accrued remuneration or reimbursement of business expenses.

17.7 There is no agreement or arrangement between each Group Company and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. No Group Company has provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

17.8 Each Group Company has maintained up-to-date and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters), and termination of employment.

17.9     No Group Company has since the Reference Accounts Date:

         (a) incurred a liability for breach or termination of an employment contract including, without limitation, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an employee;

         (b) incurred a liability for breach or termination of a consultancy agreement; or

         (c) made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, other officer or employee of each Company or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

17.10    Each Group Company has complied with:

         (a) each obligation imposed on it by, and each order and award made under, statute, regulation, code for conduct and practice derived from statute or regulation, collective agreement, custom and practice relevant to relations between it and its employees or a trade union or the terms of employment of its employees; and

         (b) each recommendation made by the Advisory, Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee.

17.11 Within the year ending on the date of this Agreement, no Group Company (to the extent applicable) has:

         (a) given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

         (b) been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment Regulations
                  1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

17.12 No Group Company has any arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its employees.

17.13 No Group Company is involved in, and, so far as the Vendor is aware, no fact or circumstance exist which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its employees.

17.14 No Group Company has and is not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.

17.15 There is not and has not been a training scheme, arrangement or proposal in relation to each Company in respect of which a levy may become payable by each Company under the Industrial Training Act 1982.

18.      Pensions and Other Benefits

18.1 The Scheme is the only scheme to which Klippan makes payment for providing retirement, death, disability or life assurance benefits. The Group Companies have no obligation (whether legally binding or not) to provide "relevant benefits" (within the meaning of Section 612 ICTA
         1988) to, or in respect of any person who is now or has been an officer or employee of any Group Company or spouse or dependant of such officer or employee.

18.2 Full and accurate details and particulars of The Scheme in all material respects have been disclosed in the Disclosure Letter together with accurate, up-to-date and complete copies of all documents relating to The Scheme including (i) the actuary's report on the latest actuarial valuations of The Scheme, (ii) the latest annual report and accounts and (iii) a list of investments held for The Scheme during the last year showing each asset of The Scheme and its market value at a date no earlier than a month before the date of this Agreement. There is no obligation to provide benefits under The Scheme other than as revealed in such documents and particulars.

18.3 The members data relating to The Scheme disclosed in the Disclosure Letter is accurate, up-to-date and complete. The Disclosure Letter sets out the rate at which contributions to The Scheme are being paid and the basis on which they are calculated, and whether they are paid in advance or in arrear.

18.4 No power to increase the benefits under The Scheme has been exercised in the last year of the Scheme.

18.5 The Scheme is contracted out of the State Earnings Related Pension Scheme within the meaning of the Pensions Schemes Act 1993.

18.6     The Scheme is "exempt approved" (within the meaning of Chapter I of
         Part XIV ICTA 1988) and, to the best of the Vendor's knowledge and awareness, there is no reason why approval of the Board of Inland Revenue should be withdrawn.

18.7 During the Vendor's period of ownership of the Companies, the provisions of The Scheme has never discriminated illegally between male and female members.

18.8 All premiums payable under contracts of insurance relating to payment of benefits on death before normal pension age in respect of any officer or employee of any Group Company have been paid and all contributions to, and expenses of, The Scheme which have fallen due for payment have been paid.

18.9 Except as fairly disclosed in the Disclosure Letter, there is no dispute with regard to the benefits payable under The Scheme, no claim by or against the Trustees of The Scheme or any of the participating employers or any other payments or benefits (other than routine claims for benefits). Except as fairly disclosed in the Disclosure Letter, no legal proceedings in connection with The Scheme or any of the trustees are pending, threatened or expected nor is there any fact or circumstance likely to give rise to any such proceedings.

18.10 The Scheme has at all times complied with and been administered in all material respects in accordance with the provisions governing it and all applicable laws, regulations and requirements, including the requirements of the Inland Revenue for continued approval as an exempt approved scheme, and of trust law.

18.11 Klippan has at all times complied with all the provisions of The Scheme which apply to it.

18.12 The actuary's report on the latest actuarial valuation accurately describes the financial position of The Scheme at its effective date. No change has occurred since such date that would materially affect the level of funding of The Scheme and, since such date, contributions have been paid to The Scheme at the rate recommended by the actuary. No assets have been withdrawn from The Scheme (except to pay benefits) since the effective date of the list of assets disclosed in the Disclosure Letter.

18.13 All taxes and expenses relating to the Scheme have been paid and no services have been rendered or requested which have not been paid for.

19.      Liabilities

19.1 Except as disclosed in the Accounts or in the Disclosure Letter, no Group Company has any outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing.

19.2 No Group Company is a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

19.3 No part of the loan capital, borrowing or indebtedness in the nature of borrowing of each Group Company is dependent on the guarantee or indemnity of, or security provided by, another person.

19.4     No event has occurred or been alleged to have occurred which:

         (a) constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both) or

         (b) will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of each Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both);

19.5 No Group Company is liable to repay an investment or other grant or subsidy made to it by a body (including, without limitation, the Department of Trade and Industry or its predecessor).

19.6 No fact or circumstance (including, without limitation, execution and performance of this Agreement) exists which might entitle a body to require repayment of, or refuse an application by each Group Company for, the whole or part of a grant or subsidy.

19.7 Each Group Company has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued contingent or otherwise and whether due or to become due, arising out of relating to the business and operations of the Group Company as previously or currently conducted except (a) as and to the extent disclosed or provided for in the Accounts and/or the Management Accounts and (b) for liabilities and obligations that (i) were incurred after the Reference Accounts Date in the ordinary course of business consistent with past practice; (ii) individually and in the aggregate would not have a material adverse effect; and (iii) do not materially impair the ability of the Vendor to perform its obligations hereunder.

19.8 The Vendor is not aware of anything that may prevent the Group Companies from conducting their respective businesses and operations in the manner currently conducted following the Completion Date.

20.      Permits

20.1 Each Group Company has obtained and has complied with the terms and conditions of each Permit.

20.2     Details of each Permit are set out in the Disclosure Letter.

20.3 Each Permit is in force and unconditional or subject only to a condition that has been satisfied. To the best of the Vendor's knowledge, information and belief, no Permit will be revoked, suspended, canceled or varied or not renewed.

20.4 Each action required for the renewal or extension of each Permit has been taken.

21.      Insolvency

21.1 No order has been made, petition presented or resolution passed for the winding up of any Group Company or for the appointment of a provisional liquidator to any Group Company and no administration order has been made in respect of each Group Company.

21.2 No receiver or manager has been appointed of the whole or part of any Group Company's business or assets.

21.3 (To the extent applicable to any Group Company), no voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 in respect of any Group Company and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the CA 1985 in respect of each Group Company.

21.4 No Group Company (to the extent applicable) is insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986.

21.5     No Group Company has stopped paying its debts as they fall due.

21.6 No distress, execution or other process has been levied on an asset of each Group Company or action taken to repossess goods in each Group Company's possession which has not been satisfied in full.

21.7 There is no unsatisfied judgment or court order outstanding against any Group Company.

21.8 No floating charge created by any Group Company has crystallized and, so far as the Vendor is aware, there are no circumstances likely to cause such floating charge to crystallize.

21.9 No action has been taken by the Registrar of Companies to strike any Group Company off the register under section 652 of the CA 1985.

21.10 No Group Company has at any time during the two years immediately prior to the date of this Agreement:

         (a) entered into a transaction with any person at an undervalue (as referred to in Section 238(4) of the Insolvency Act 1986); or

         (b) been given a preference by any person (as referred to in section 239(4) of the Insolvency Act 1986).

21.11 No event analogous to any of the foregoing has occurred in or outside England.

22.      Competition

22.1 No Group Company has any liability under, and is not a party to, any agreement or arrangement

         (a) particulars of which have been furnished to the Director General of Fair Trading under the Restrictive Trade Practices Acts 1976 and 1977;

         (b)      which is prohibited by any competition law.

22.2 No Group Company has given an undertaking or written assurance (legally binding or not) to a governmental authority or an authority of the European Communities or European Economic Area under the Fair Trading Act 1973, Competition Act 1980, Restrictive Trade Practices Acts 1976 and 1977, Resale Prices Act 1976, Treaty of Rome, Agreement on the European Economic Area or any other statute or legal instrument. No Group Company is affected by an order or regulation made under the Fair Trading Act 1973 or the Competition Act 1980 or by a decision of the

         Commission of the European Communities, EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction.

22.3 No Group Company has received a communication or request for information relating to any aspect of each Group Company's business from or by the Director General of Fair Trading, Competition Commission, Secretary of State for Trade and Industry, Commission of the European Communities or EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of each Group Company is or has been the subject of an investigation, report or decision by any of those persons or bodies and none is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to an investigation, report or decision by any of those persons or bodies.

23.      Litigation and Compliance with Law

23.1 No Group Company nor a person for whose acts or defaults each Group Company may be vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceedings. No civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against each Group Company or a person for whose acts or default each Group Company may be vicariously liable.

23.2 To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding involving each Group Company or a person for whose acts or defaults each Group Company may be vicariously liable.

23.3 There is no outstanding judgement, order, decree, arbitral award or decision of the court, tribunal, arbitrator or governmental agency against each Group Company or a person for whose acts or defaults each Group Company may be vicariously liable.

23.4 Each Group Company has, in the Vendor's reasonable knowledge, conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

23.5 There is not and has not been any governmental or other investigation, inquiry or disciplinary proceeding concerning each Group Company and none is pending or threatened. To the best of the Vendor's knowledge, information and belief no fact or circumstance exits which might give rise to an investigation, inquiry or proceeding of that type.

23.6 So far as the Vendor is aware, no Group Company or any person for whose acts or defaults each Group Company may be vicariously liable has:

         (a) induced a person to enter into an agreement or arrangement with any Group Company by means of a unlawful or immoral payment, contribution, gift or other inducement;

         (b) offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

         (c) directly or indirectly made an unlawful contribution to a political activity.

24.      Insider Agreements

         There is not, and during the three years ending on the date of this Agreement, there has not been, any agreement or arrangement (legally enforceable or not) to which any Group Company is or was a party and in which any of the Vendor, a director or former director of any Group Company or a person connected with any of them is or was interested in any way. For this purpose, "connected" has the meaning given by section 839 of ICTA, except that in construing section 839 "control" has the meaning given by section 840 or section 416 of ICTA so that there is control wherever either section 840 or 416 requires.

25.      Miscellaneous

25.1 Each Group Company is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

25.2 Each register, minute book and other book which the CA 1985 requires each Group Company to keep has been properly kept and contains a complete and accurate record of the matters which it is required by the CA 1985 to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

25.3 All returns, particulars, resolutions and other documents required to be delivered by each Group Company to the Registrar of Companies and other governmental or other authority or agency have been properly prepared and delivered.

25.4 No Group Company has not given a power of attorney or other authority by which a person my enter into an agreement, arrangement or obligation on any Group Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

26.      Brokerage or Commission

         No person is entitled to receive a finder's fee, brokerage or commission from any Group Company in connection with this Agreement.

                                    SCHEDULE 5

                                   Properties

1. The Carlisle Lease - Premises at Byron Street, Caldergate, Carlisle, Cumbria, being registered under title number CU 34611 with good title leasehold and more particularly described in a lease dated April 3, 1986 between Fred Proudfoot Limited (1) and Ase (UK) Limited (2). Leasehold - for a term of 25 years from January 10, 1986 and Warehouse Premises at Byron Street, Caldergate, Carlisle, Cumbria between The House of Fraser (Stores) Limited and Klippan dated February 28, 1995. Leasehold for a term of 16 years from January 10, 1995.

2. The Landskrona Lease - Premises at Hjalmar Brantings, Vag 11 D, Landskrona, Sweden.

3.       The Vantaa Lease - Premises at Sandbanan 8,01370 Vanda, Finland.

                                   SCHEDULE 6

                              Accounting Principles

The Completion Accounts as defined in Clause 3.1 of the Agreement shall be prepared in accordance with all applicable UK GAAP, in a manner consistent with the Group's established practice and in a manner consistent with the policies and practices adopted in preparation of the Accounts.

The following bases and principles represent agreed interpretations of the application of these principles and practices to specific areas of the Accounts. To the extent that there is any conflict between the following bases and principles and those adopted in preparation of the Accounts then the policies set out herein shall prevail.

Sales and Debtors

1. Trade Debtors represent the amounts owed by third parties for goods and services provided on or before the period end, inclusive of VAT. For the avoidance of doubt, the point of sale is normally dispatch by the Group of the goods or performance of the service.

2. A credit note provision will be made based on valid debit notes received from customers, and other known credits which are foreseen (normally valued at one to two months credit note costs). Any disputes will be resolved by the Company.

3. A provision will be made for bad or doubtful trade debts where it is considered that a specific customer is unlikely to be able to meet their debts as they fall due. Accounts which have been sent to a collection agency or referred to counsel for collection shall be valued at the higher of nil and the amount actually collected after the Completion Date up to the date on which the Completion Accounts are agreed or determined. An additional provision will be established in accordance with historical practice.

4. A provision will be made based on the best estimate of the amount that will be taken by customers by way of settlement discount on a time apportioned basis according to historical practice, based on the actual amount outstanding.

5. A provision will be made based on the royalty payment due under the terms of the Mamas & Papas licence agreement.

6. A rebate provision will be made based on the amount due to customers under their rebate agreements. The relevant rebate percentage for each customer shall be calculated by reference to the aggregate of (i) the actual turnover during the rebate period in which Completion falls, from the commencement of such period up to and including Completion, and (ii) the best forecast of turnover for the balance of the rebate period. To calculate the amount of the rebate provision the rebate percentage calculated for the relevant customer in accordance with the foregoing should then be applied to the actual turnover from the commencement of the rebate period in which Completion falls up to and including Completion.

7. Prepayments will be accounted for on a time apportioned basis, normally calendar weeks.

8. No provision will be made in respect of any inter Group trading balances.

Pensions

1. The cash cost of providing pensions and other post-retirement benefits for employees is charged to the profit and loss account as incurred. No provision or accrual will be made for any pension fund surplus or deficit.

2. An accrual or prepayment will be made for any unpaid insurance premiums relating to the group life assurance scheme.

Insurance

1. Insurance prepayments or accruals will be calculated on a time apportioned basis.

Agent's commission

1. Commission is accrued for as incurred under the terms of the individual agency agreements.

Pre-paid and Deferred Expenses

1. Prepaid expenses and deferred expenses shall be included as to the extent that a direct and measurable benefit will be received, or cash will be recoverable.

2. Product displays or samples sent to a customer, operating supplies (for example, oils and fluids) and repair parts (for example, minor or small parts for production equipment) will not be recorded as assets.

Stocks and Inventories

1. A physical stock count will be performed to identify all stocks and inventories.

2. Stocks and inventories will be stated by product, at the lower of cost and net realisable value on a basis consistent with the historical practice and the practice applied in the calculation of stocks and inventories as at the December 2000 period end.

3. Cost includes all expenditure incurred in the normal course of business in bringing the stocks to their present location and condition, including the appropriate proportion of production related overheads calculated on a consistent basis.

4. Costs are to be the standard costs in use as at the December 2000 period end unless there is a significant change in the cost of raw materials from that date, in which case the new cost of raw materials will be used rather than the standard cost.

5. Net realisable value is the actual or estimated selling price, net of trade discounts but before settlement discounts, less:

         (a)      all further costs to completion; and

         (b) all costs to be incurred in marketing, selling and distribution.

6. The gross value of the material content of stock is based on the actual cost.

7. The value of work-in-progress includes the standard labour element required in order to process the part to its current location calculated on actual material cost on a consistent basis. Factory overheads are apportioned through a single labour recovery rate.

8. Obsolete stocks are identified through a review of the reasonable future sales of stock items. A provision is made against all identified obsolete stock items to reduce them to their estimated net realisable value in accordance with historical practice as at the December 2000 period end.

9. Returned, damaged, defective and unsaleable stocks and inventories are separately identifiable and will be written down to the lower of cost and net realisable value.

Tooling

1. Tooling costs are held in the balance sheet under fixed assets and written off over a 5 year period commencing when the test products meet the product specification.

Fixed Assets

1. Fixed Assets are defined as assets which would be classified as tangible fixed assets under UK GAAP or an asset financed by a finance lease.

2. Unless part of a larger project, items costing less than L1,000 will be treated as an expense and charged against profits.

3. The cost of fixed assets will be written off over their estimated useful lives by providing depreciation on a straight line basis as follows:

         Plant & Machinery                                              5 to 10 years

         Computer Equipment (excluding desk top computers)              5 years

         Desk top computers (and peripheral equipment including
         printers, monitors and software).                              1 to 2 years

         Office Equipment                                               5 years

         Leasehold Improvements                                         Remaining life of Lease

         Depreciation should continue to be charged up to the month of disposal/scrapping when the profit or loss on disposal is calculated.

4. For the purposes of the Completion Accounts, assets acquired under finance leasing contracts will be recorded in the balance sheet as fixed tangible assets at their equivalent capital value and depreciated over the useful life of the asset. The corresponding liability is recorded as a finance lease creditor and the interest element of the finance charge charged against profits over the primary lease period.

5. Payments under operating leases are charged against profits in the year in which the payments are made.

6. No provision is made for dilapidations on leasehold buildings other than the L25,000 provision for Carlisle property.

7. Capital grants (as distinct from revenue grants) are recorded as deferred income and amortised to match the depreciation rate of the relevant asset.

8.       Revenue grants are recognised in the period in which they are received.

9. A provision to write down to net realisable value will be made for any assets not in service and for which no future use is reasonably envisaged or which are otherwise not useable.

10.      No amount shall be included for goodwill or other intangible assets.

Research and development costs

1.       Research and development costs are charged to profit as incurred.

VAT

1.       VAT is accounted for to the relevant authorities on a quarterly basis.

2. The creditor for the purposes of the Completion Accounts will be output tax less input tax for the period outstanding up to the period end as per the nominal ledger with any appropriate manual adjustment for accruals.

Purchasers and Creditors

1. Trade Creditors will be calculated as invoiced (including VAT) and recorded on the purchase ledger, plus invoices received and not yet posted to the purchase ledger, plus a provision for goods and services received but not yet invoiced less a provision for goods returned but not yet credited. Overdue Creditors shall not be included in the calculation of trade creditors.

2. Accruals will be accounted for on a time apportioned basis, normally calendar weeks on a consistent basis in accordance with historical practice and shall include operating expenses, customer credits, free or sample goods, repurchase provisions, rebates and advertising arrangements.

3. Any salaries and related payroll costs due, unpaid will be accrued for at the period end. The accounts will include any sums due but not paid less any sums paid but not due.

4. A provision for holiday pay will be made in the accounts calculated on a time apportioned basis in accordance with historical practice.

5. Provision will only be made for actual goods and services received prior to the relevant period end and no general accruals will be made. In particular, the following will not be accrued in the accounts: costs associated with the proposed transaction, general warranty accruals, goods at suppliers, potential computer reorganisation, rationalisation or redundancy costs as a result of the proposed transaction.

6. No provision will be made in the accounts in respect of claims against the Group with regard to potential, prospective or actual litigation or contingent liabilities, if UK GAAP would not require such provision to be made.

7. For the avoidance of doubt creditors in relation to Folda & Reclina Products will be dealt with in accordance with paragraphs 1, 5 and 6 above.

Cash/overdraft/invoice discounting facility and loans

1. The cash/overdraft/invoice discounting facility balance will be included in the Completion Accounts on the basis of the balance of the cash book, having been appropriately reconciled to the bank statements.

2. Loans will be included in the Completion Accounts on the basis of the outstanding balance of the loan.

3. A sum equal to Overdue Creditors shall be treated as paid with a corresponding adjustment to the cash/overdraft/invoice discounting facility balance.

Corporation and Deferred Tax

1. Corporation tax will be provided for based on draft tax computations for the Group Companies.

2. Deferred taxation will be provided using the liability method on all timing differences which are expected to reverse in the future without being replaced, calculated at the rate at which it is anticipated the timing of differences will reverse.

Foreign currencies

1. Transactions in foreign currencies will be recorded at the rate of exchange ruling at the date of the transaction. Any foreign exchange gains and losses are to be dealt with in accordance with SSAP 20.

Interest receivable and payable

1. Interest receivable on bank deposits and interest payable on cash overdrafts will be accrued up to the period end.

German Agreement

1. All assets acquired by Klippan and liabilities assumed by Klippan pursuant to the German Agreement shall be treated in the manner set out above for the relevant asset or liability category.

                          Completion Statement Proforma

                                                      L                                             L
Actual Working Capital at Completion per
Completion Accounts

Stocks                                                [Extracted from Completion Balance Sheet]
Trade debtors                                         [Extracted from Completion Balance Sheet]
Other debtors and prepayments                         [Extracted from Completion Balance Sheet]
Trade creditors                                       [Extracted from Completion Balance Sheet]
Other creditors and accruals                          [Extracted from Completion Balance Sheet]
VAT                                                   [Extracted from Completion Balance Sheet]
                                                      -------------------------------------------


Less: target Working Capital                                   (104,000)

                                                      -------------------------------------------

Working Capital Adjustment (if actual Working                                                           [Sub-total]
Capital at Completion is greater than L104,000 the
Working Capital adjustment is (nil)

Actual Net External Debt at Completion per
         Completion Accounts:

Overdraft/invoice discounting                         [Extracted from Completion Balance Sheet]
Overdue creditors                                     [Separately calculated by Klippan]
Loans                                                 [Extracted from Completion Balance Sheet]
HP and finance leases                                 [Extracted from Completion Balance Sheet]
Cash                                                  [Extracted from Completion Balance Sheet]

                                                      -------------------------------------------
Less: Estimated Net External Debt at Completion                (364,683)                                [Sub-total]

                                                      -------------------------------------------

Net External Debt adjustment                                                                            [Sub-total]

Completion Tax Adjustment                             [Extracted from Completion Balance Sheet


                                                      -------------------------------------------
Less: Estimated Tax Adjustment at Completion                   (140,798)                                [Sub-total]

Tax Adjustment                                                                                          [         ]
Actual Folda and Reclina                             [Separately calculated by Klippan]
Capital Expenditure

Less: Estimate Folda and Reclina capital                       (34,500)
         expenditure

                                                      -------------------------------------------
Capex Adjustment                                                                                        [Sub-total]
                                                                                                        -----------
Completion Accounts Adjustment                                                                            [Total]
                                                                                                        ===========

                                   SCHEDULE 7

                            Environmental Indemnity

1.       Interpretation

         "Commercially Reasonable Expenses" are those costs and expenses which a reasonable person, acting in a commercially prudent manner, would expend in order to satisfy any obligations pursuant to Environmental Laws. For the avoidance of doubt, Commercially Reasonable Expenses shall not include any costs or expenses to the extent that they are incurred as a result of the adoption or imposition of standards of remediation materially more stringent than those which are provided for under Environmental Laws;

         "Environment" means any ecological system, including without limitation living organisms (including man) and the following media (alone or in combination): air, water (including ground or surface water, water under or within land or in drains, culverts or sewers, and coastal and inland waters) and land (including land under water);

         "Environmental Laws" means any and all laws and legislation (whether civil, criminal, administrative, supranational, national, federal, state or regional), statutes, treaty, statutory instrument, directive bylaw or judgment (including any judgment by the European Court of Justice), regulations, orders, (including any notices, government circulars, codes of practice and guidance notes or decision of any competent regulatory body, provided in each case they have the force of law) or common law relating to pollution or protection of the Environment which as at Completion are in effect and capable of enforcement by legal process;

         "Environmental Liabilities" means all claims, costs, damages, expenses (including reasonable professional fees incurred), losses, liabilities (including without limitation liability to third parties), fines or penalties relating to the Environment and suffered or incurred by any Group Company as a direct consequence of or in connection with:

         (i)      any Environmental Proceedings; or

         (ii) relating directly to any agreement in writing between the Vendor and the Purchaser, or in the event of disagreement any determination by the Expert that it is reasonably necessary to undertake remediation or other actions in order to prevent any Environmental Proceedings which, but for the remediation or other actions, would reasonably result in Environmental Proceedings within a period of six months of the date of this determination.

         BUT EXCLUDING any claims, costs, damages, expenses, losses, liabilities:

         (i) in respect of capital expenditure on plant and equipment which would be incurred in the ordinary course of business;

         (ii) where applicable to the extent that they are not Commercially Reasonable Expenses;

         "Environmental Proceedings" means any writ and/or interim or final judicial or administrative decree, judgment, injunction, order, notice or requirement relating to the enforcement of or breach or alleged breach of or liability under any Environmental Laws which enforcement of or breach or alleged breach of or liability relates to acts or omissions prior to Completion;

2.       Environmental Indemnity

2.1 The Vendor undertakes to indemnify and keep indemnified the Purchaser for a period of 48 months from the date of Completion from and against all Environmental Liability relating to any sites or properties owned or leased (including for the avoidance of doubt sites or properties previously owned or leased) by any of the Group Companies or relating to third party sites to which waste materials from such sites or properties are or were transported.

2.2 If any Environmental Liability arises from the period prior to the acquisition of Klippan by the Vendor, the Purchaser agrees as follows:

         2.2.1 to the extent that any Environmental Liability is assessed by the Purchaser to be less than L100,000, the Purchaser agrees to pay 10% of such Environmental Liability;

         2.2.2 to the extent that any Environmental Liability is assessed by the Purchaser to be between L100,000 and L250,000, the Purchaser agrees to pay 20% of such Environmental Liability; and

         2.2.3 to the extent that that any Environmental Liability is assessed by the Purchaser to be in excess of L250,000, the Purchaser agrees to pay 30% of such Environmental Liability,

         provided always that the Purchaser's aggregate liability in respect of payments made under this Clause 2 shall be limited to L200,000.

3.       Notification

3.1 As soon as reasonably practicable after the Purchaser becomes aware of any actual or potential Environmental Liabilities which may give rise to a claim under the Environmental Indemnity, the Purchaser shall notify the Vendor forthwith and thereafter keep the Vendor fully informed of all material developments. Written notice shall include all material details of any actual or potential Environmental Liabilities (including to the extent practicable the Purchaser's reasonable estimate of the extent of the Environmental Liabilities as a result thereof).

3.2 The Purchaser shall not admit, settle or discharge any claim or liability unless the Purchaser has first served notice to the Vendor under Clause 3.1 and given the Vendor reasonable opportunity to consider and comment in writing upon the circumstances contained therein.

4.       Conduct of Third Party Claims

         If any notice made by the Purchaser under Clause 3.1 above relates to any existing or potential Environmental Proceedings, the Purchaser shall be entitled to take all steps which are necessary and reasonable to avoid, resist, appeal, compromise or defend any claim and any adjudication in respect thereof and shall be indemnified against all costs and expenses which may reasonably and necessarily be incurred in connection therewith. The Vendor shall, at its request, be permitted to conduct any negotiations, proceedings or appeals incidental thereto provided that it consults fully with the Purchaser.

5.       Dispute Resolution

         Upon the Purchaser giving a notice in accordance with Clause 3.1, in the event that the Vendor and the Purchaser are unable to agree promptly any technical matter relevant to a claim under the Environmental Indemnity or in the event of any other matter being referred to the Expert in accordance with this Schedule or with the agreement of the Vendor and the Purchaser then the following provisions of this paragraph shall apply:

5.1 a reputable independent environmental consultant (the "Expert") (who shall act as expert and not arbitrator) in relation to the Environment relevant to the claim or potential claim (having at least ten years relevant experience) shall be appointed by mutual agreement of the parties hereto (and the parties shall each be obliged to use their respective best endeavours to reach agreement as soon as practicable) to resolve any technical matter in dispute between the parties;

5.2 the Expert shall be offered the appointment within 15 Business Days of the parties reaching such mutual agreement and shall be notified in writing of the provisions of Clause 5.9 below;

5.3 failing such mutual agreement on the appointment of an Expert, the parties shall promptly refer the issue, at their joint cost, if the issue relates to the United Kingdom to the President for the time being of the Royal Institution of Chartered Surveyors in the United Kingdom (or if the dispute concerns another jurisdiction the nearest equivalent of the Royal Institution of Chartered Surveyors in the relevant jurisdiction) with instructions to appoint a suitable Expert within fourteen (14) days of receipt of such instructions;

5.4 the said Expert shall only be dismissed by the mutual agreement of the parties hereto;

5.5 both parties shall promptly and simultaneously exchange with each other and submit to the Expert, and in any event in accordance with the Expert's written directions, their arguments and submissions in connection with any matter referred to him in accordance with this Clause;

5.6 following receipt by the Expert of the written arguments and other submissions of the parties pursuant to Clause 5.5, the parties shall instruct the Expert to issue, as soon as reasonably practicable, a formal written opinion pertaining to the matter of fact referred to him. In any event the Expert shall be instructed to present the said opinion within two months of receiving the written arguments and other submissions of the parties pursuant to Clause 5.5;

5.7 the formal written opinion of the Expert issued pursuant to Clause 5.6 shall be conclusive in any proceedings between the parties hereto as to any matter so determined;

5.8 the fees and expenses of the Expert shall be borne equally by the Vendor and the Purchaser (unless otherwise directed by the Expert); and

5.9 the Expert, and any company, firm, partnership or other organisation with which the Expert is connected shall not be eligible to be considered to undertake any work in respect of the claim save where the parties hereto mutually agree to waive this provision. For the avoidance of doubt, either party may withhold such consent in any event.

6.       Statements

         In the event of any circumstances arising which do or may give rise to Environmental Liabilities which may fall within the terms of the Environmental Indemnity the Vendor shall not, and shall procure that no member of the Vendor Group shall, make any public statements (including, for the avoidance of doubt, any statement to any regulatory authority, unless required by law or in an emergency) regarding such circumstances without first discussion with the other party and paying reasonable regard to the view of the other parties on the text of any such public statement before it is made.

7.       General

7.1 Any information, records, or other material of one party shall be treated as strictly confidential by the other party except when it is required to be used in order to comply with an order of the court or regulatory authority or it is used by the other party to enforce its rights under this Schedule or so as to make an insurance claim or to pursue a third party claim as required herein.

7.2 The Purchaser's exclusive remedies in respect of any claims which fall within the scope of the Environmental Indemnity shall be in accordance with the provisions of this Schedule, and the Purchaser hereby waives all other remedies whether in contract, tort (including, for the avoidance of doubt, negligence), or howsoever otherwise arising which it may have against the Vendor at law or in equity in respect of the matters which fall within the scope of the Environmental Indemnity and, for the avoidance of doubt, if such a claim under this Schedule could also give rise to a claim under any other provision of this Agreement in respect of the same subject matter, the Purchaser may only bring a claim under this Schedule.

7.3 Subject to Clause 7.2, the Purchaser does not release, amend or waive any of its rights it has arising hereunder the Warranties.

8.       Co-operation

         The Purchaser undertakes that wherever co-operation is required by any of the Group Companies to ensure compliance with the Purchaser's obligations hereunder, the Purchaser will use its reasonable endeavours to ensure that the Group Companies provide the requisite co-operation.

9.       Notices

         A notice or other communication under or in connection with this Schedule shall be given in accordance with Clause 18 of this Agreement.

                                   SCHEDULE 8

                       Estimated Completion Balance Sheet

                                      Companies to be acquired       Assets to be   Consolidation  Total
                                    -----------------------------    ------------   -------------  -----
                                                                       acquired      adjustments
                                                                       --------      -----------

                                    Klippan   Oy Klippan    Akta
                                      UK       Finland     Sweden      Germany
                                    L'000       L'000      L'000        L'000          L'000       L'000
                                    -------   ----------   ------      -------         ------      ------

Tangible fixed assets                  410          67         7            0               0         484
Investments                            180           0         0            0            (180)          0
Goodwill                                 0           0         0            0               0           0
                                    ------      ------      ----         ----          ------      ------
                                       590          67         7            0            (180)        484

Stock                                  301         480       114           28             (29)        894
Trade Debtors                          525         203       278           36               0       1,043
Inter-Company - trading                 84         116        11            0            (210)          0
Inter-Company - non-trading            136           4         0            0            (140)          0
Other debtors                           38         175        26            0               0         239
VAT                                      0          24         0            0               0          24
Cash                                     0          98        82           23               0         204
                                    ------      ------      ----         ----          ------      ------
                                     1,084       1,099       512           88            (379)      2,404

Trade creditors                      1,025         250        49            8               0       1,332
Inter-Company - trading                292          13       119            0            (424)          0
Inter-Company - non-trading             66         169         0            0             209         444
Other creditors                        153         423       174           14              (5)        759
VAT                                     35           0         0            3               0          38
Taxation                                 0         105        36            0               0         141
Cash                                   429           0         0            0               0         429
                                    ------      ------      ----         ----          ------      ------
                                     2,000         960       379           25            (220)      3,143

Net Current Assets                    (916)        139       133           63            (159)       (739)
Long term loan                         132          90         0            0            (132)         90
Deferred tax                           (29)          0        15            0               0         (14)
                                    ------      ------      ----         ----          ------      ------
Net assets                            (429)        116       126           63            (207)       (330)
                                    ======      ======      ====         ====          ======      ======

                         Estimated Completion Statement

                                                         L                L
BASE CONSIDERATION                                                    2,800,000

Less:

Less:    Estimated Net External Debt:
         - Overdraft/invoice discounting facility    (429,000)
         - Cheques in transit                              (0)
         - Overdue Creditors                          (49,730)
         - Loans                                      (89,850)
         - HP and finance leases                            0
         - Cash in hand and at bank                   203,897
                                                     --------
                                                                       (364,683)
Less:    Estimated Tax Adjustment                                      (140,798)
Plus:    Estimated Reclina and Folda Capital                             34,500
Expenditure
                                                                      ---------
                                                                      2,329,019
                                                                      =========

Notes:

1. Overdue Creditors at the December 2000 period end were separately calculated by Klippan Ltd. and is not identifiable from the face of the Estimated Completion Balance Sheet.

2. For the avoidance of doubt, Working Capital as extracted from the Estimated Completion Balance sheet is:

                                                 L
         Stock                                 894,000
         Trade Debtors                       1,043,000
         Other Debtors and Prepayments         239,000
         Trade Creditors                    (1,332,000)
         Overdue Creditors                      49,730
         Other Creditors and accruals         (759,000)
         VAT (L38,000 less L24,000)            (14,000)

                                            ----------
                                               120,730
                                            ----------

3. Reclina and Folda capital expenditure was separately calculated by Klippan and is not identifiable from the face of the Estimated Completion Balance Sheet.

                                   SCHEDULE 9

                                ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made on 29 January, 2001.

BETWEEN

(1) Bradley International Holdings Limited (company number 02877163), a limited liability company incorporated in England and Wales (the "Vendor");

(2) Newell Limited (company number 0293327), a limited liability company incorporated in England and Wales (the "Purchaser"); and

(3) Martineau Johnson of St Philips House, St Philips Place, Birmingham B3 2PP acting as Escrow Agent (the "Escrow Agent").

                                  WITNESSETH:

WHEREAS, pursuant to the Share Purchase Agreement, dated as of January 29, 2001 (the "Share Purchase Agreement") among the Purchaser and the Vendor, pursuant to which the Purchaser has agreed to purchase from the Vendor, and the Vendor has agreed to sell to the Purchaser, the Klippan Shares in consideration of the payments by the Purchaser provided for therein, including the payment by wire transfer to the Escrow Agent of L400,000 (the "Escrow Amount") to be held and disposed of on the terms set forth in this Escrow Agreement; and

WHEREAS, the Purchaser and the Vendor desire the Escrow Agent to hold and dispose of the Escrow Fund (as defined herein), and the Escrow Agent is willing to do so on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the transactions contemplated by the Share Purchase Agreement, and of the premises and the mutual agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1. Interpretation. In this Escrow Agreement, words and expressions defined in the Share Purchase Agreement have the same meaning herein. Unless the context requires otherwise, the words and expressions defined in this Escrow Agreement shall have the meaning as so defined. In the event of conflict, the definitions in this Escrow Agreement shall prevail.

2. Appointment of the Escrow Agent. The Purchaser and the Vendor hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Escrow Agreement.

3. Deposit of the Escrow Funds. At Completion, in accordance with the terms of the Share Purchase Agreement, the Purchaser shall, deposit the sum of L400,000 with the Escrow Agent to be held and disposed of as provided in this Escrow Agreement. The funds and property held by the Escrow Agent hereunder, including without limitation any interest, dividends or gains earned thereon and any other earnings in respect thereof, are hereinafter called the "Escrow Fund." The Escrow Fund shall be held in trust and shall not be subject to any lien or attachment of any creditor of any party hereto and shall be used solely for the purposes and subject to the conditions set forth herein. The Escrow Agent shall hold the Escrow Fund in a separate designated interest-bearing account with the Allied Irish Bank in the Escrow Agent's name (the "Escrow Account").

4.       Liability Secured by the Escrow Fund. The Escrow Fund shall be used,
         (a) at the option of the Purchaser, to pay for any sums owing to it (including for the avoidance of doubt, interest) as a result of an adjustment to the Purchase Price and/or Net External Debt and/or Inter-Company Indebtedness and/or Completion Tax Adjustment and/or as a result of the covenant regarding The Scheme under or pursuant to Clause 3.3(a)(iv) under or pursuant to Clause 3.3 of the Share Purchase Agreement (the "Adjustment Amount"), and (b) subject to Clause 5 of this Escrow Agreement, to settle any and all Warranty Claims by the Purchaser under or pursuant to Clause 5 of the Share Purchase Agreement or under or pursuant to Clause 2 of the Tax Deed.

5.       Payments to the Purchaser from the Escrow Account.

         (a) In the event that the Purchaser wishes to use money in the Escrow Account to settle any Adjustment Amount required to be paid to the Purchaser as referred to in Clause 4(a) above, the Purchaser shall have the right (but not the obligation) to give written notice (an "Adjustment Notice") to the Escrow Agent setting forth (i) the amount of the Adjustment Amount
                  (ii) the amount (if not in full) to be paid from the Escrow Fund in immediately available funds for same day value and
                  (iii) instructions for payment. Upon receipt of an Adjustment Notice, the Escrow Agent shall pay promptly the requested amount of the Adjustment Amount to the Purchaser in immediately available funds according to the Purchaser's instructions. If the Adjustment Amount cannot be satisfied in full from the Escrow Fund, the Purchaser shall be entitled to any shortfall from the Vendor in immediately available funds.

         (b) In the event that the Purchaser wishes to use money in the Escrow Account to settle a Warranty Claim pursuant to Clause 5 of the Share Purchase Agreement and/or settle a Claim pursuant to Clause 2 of the Tax Deed (a "Tax Claim"), the Purchaser shall have the right (but not the obligation) to give written notice to the Vendor of the Warranty Claim and/or Tax Claim (the "Claim Notice") stating (i) in reasonable detail the nature of the Warranty Claim and/or Tax Claim (ii) specifying the portion thereof to be paid from the Escrow Fund in respect of the Warranty Claim and/or Tax Claim (the "Claimed Amount") and (iii) instructions for payment and, at the same time provide a copy to the Escrow Agent. The Vendor shall notify the Purchaser within 21 days from the date of the Claim Notice whether it accepts liability for the Warranty Claim and/or Tax Claim, and if not, the portion of the Claimed Amount it does not accept and, at the same time provide a copy to the Escrow Agent. If the Vendor fails to notify the Purchaser in accordance with this Clause 5(b), the money standing to the credit of the Escrow Fund shall be used to satisfy the Claimed Amount in full.

         (c) If the Vendor gives a notice of objection pursuant to Clause 5(b) (the "Objection Notice") to any Claim Notice, the Purchaser and Vendor shall attempt in good faith to resolve the dispute and shall give to the Escrow Agent as soon as practicable written notice executed by each of the Purchaser and the Vendor of the resolution of the dispute and the amount of the Claimed Amount. On receipt of such notice, the Escrow Agent shall promptly pay to the extent possible the agreed amount to the Purchaser in immediately available funds out of the Escrow Fund.

         (d) If the Vendor and Purchaser are unable to resolve a disputed claim in accordance with Clause 5(c) within seven Business Days after the date of receipt of the Objection Notice, the Escrow Agent shall not be obliged to make any payment to the Purchaser until there is a determination of the amount payable by a court of a competent jurisdiction or, in relation to a Claimed Amount in respect of Taxation, by the Inland Revenue in favour of the Purchaser, against which no appeal has been lodged with the statutory time limit by the Vendor. On receipt of such determination, the Escrow Agent shall release and deliver to the Purchaser the determined amount in immediately available funds out of the Escrow Fund.

         (e) If the Vendor accepts liability in respect of the Claim Notice but accepts only a portion of the Claimed Amount, the Escrow Agent shall release and deliver the portion of the Claimed Amount which is accepted to the Purchaser in immediately available funds out of the Escrow Fund.

         (f) If there is a determination of the amount payable in respect of the Warranty Claim and/or Tax Claim by the Inland Revenue or by a court of competent jurisdiction in favour of the Purchaser against which no appeal has been lodged within the statutory time limit by the Vendor, the Escrow Agent shall forthwith on receipt of a copy of the said determination and written confirmation from the Purchaser that no appeal has been lodged within the statutory time limit in respect of such determination, release and deliver the amount so determined (in the latter case less any money previously paid under Clause 5(c) in respect of the Claimed Amount) to the Purchaser in immediately available funds.

         (g) To the extent that a payment to the Purchaser out of the Escrow Account is made in partial satisfaction of a Claimed Amount, such payment shall be deemed to be a payment on account of the amount finally agreed or determined to be payable in respect of the Claimed Amount. The liability of the Vendor in respect of any claim under or pursuant to Clause 5 of the Share Purchase Agreement and/or Clause 2 of the Tax Deed shall not be limited by the amount standing to the credit of the Escrow Account from time to time.

         (h) Delivery of a Claim Notice by the Purchaser shall not be a limitation in any respect of any claim which the Purchaser is entitled to make against the Vendor with respect to the Share Purchase Agreement and/or the Tax Deed.

         (i) If any Adjustment Amount is paid to the Purchaser from the Escrow Fund pursuant to this Clause 5 the Vendor shall forthwith deposit with the Escrow Agent an amount equal to such Adjustment Amount within 5 Business Days of such payment having been made to the Purchaser, such additional amount to be held as part of the Escrow Fund in accordance with the terms of this Escrow Agreement.

6.       Payments to the Vendor from the Escrow Account; Termination.

         (a) The Vendor and Purchaser agree that within 5 Business Days of the date on which the Completion Accounts are agreed or determined in accordance with the Share Purchase Agreement, the Escrow Agent shall pay to the Vendor in immediately available funds from the Escrow Fund the amount of L100,000 less any Adjustment Amount payable to the Purchaser.

         (b) The Vendor and Purchaser agree that within 5 Business Days of October 30, 2001, the Escrow Agent shall pay the amount of L140,000 to the Vendor in immediately available funds from the Escrow Fund less the aggregate of:-

                  (i) any unpaid Claimed Amount(s) claimed by the Purchaser within 30 days prior October 30, 2001: and

                  (ii) any outstanding disputed claim(s) pursuant to Clause 5(c) and/or Clause 5(d) hereof,

                  to the extent that such amounts are in excess of L160,000 less any amount outstanding to be paid by the Vendor pursuant to Clause 5(i) above.

         (c) Within 5 Business Days of October 30, 2002, the Escrow Agent shall pay to the Vendor the balance of the Escrow Fund remaining in the Escrow Account less the aggregate of (i) any unpaid Claimed Amounts claimed by the Purchaser within 30 days prior to October 30, 2002 and (ii) any outstanding dispute claim(s) pursuant to Clause 5(c) and/or Clause 5(d) hereof. The provisions of Clause 6(d) hereof shall apply mutatis mutandis with respect to any amounts balance outstanding in the Escrow Fund.

         (d) If there are any monies held in escrow after October 30, 2002, by the Escrow Agent, such monies shall be disposed of in accordance with Clause 5. If the Vendor and Purchaser agree that (i) any such amount outstanding (or part thereof) is not payable to the Purchaser, or (ii) that a court of competent jurisdiction or, in respect of a Claimed Amount relating to Taxation, by the Inland Revenue has determined in favour of the Vendor against which no appeal has been lodged within the statutory time limit by the Purchaser, then in relation to
                  (i), the Vendor and Purchaser shall provide to the Escrow Agent written notice executed by both parties stating the amount to be transferred to the Vendor by the Escrow Agent in immediately available funds and in relation to (ii), the Escrow Agent shall forthwith on receipt of a copy of the said determination and written confirmation from the Vendor that no appeal has been lodged within the statutory time limit in respect of such determination release and deliver to the Vendor in immediately available funds a sum equal to the amount retained pursuant to Clause 6(b)(ii) in respect of a relevant Warranty Claim or Tax Claim less the amount of such Warranty Claim or Tax Claim determined in favour of the Purchaser (if any).

7. Taxes. All interest or other income earned under this Escrow Agreement shall be treated for all tax purposes as earned by the Vendor and shall be reported as such by the Vendor. The Vendor shall hold the Purchaser harmless from any and all tax liability arising in the event that the Purchaser is treated as the tax owner of all or any portion of earnings on the Escrow Fund. The Vendor and the Purchaser acknowledge that the Escrow Agent may withdraw and pay to the Vendor from time to time on reasonable evidence that such tax is due or has been paid from the Escrow Account an amount of tax on the interest in respect of the money held in the Escrow Fund for which the Vendor may become liable.

8.       Concerning the Escrow Agent

         (a) The Vendor agrees to pay or reimburse the Escrow Agent upon request for all expenses, disbursement and advances incurred or made by it in connection with carrying out their duties hereunder, including, without limitation, trading commissions and fees and reasonable legal fees.

         (b) The Escrow Agent shall prepare and deliver to the Purchaser and the Vendor within ten Business Days after the end of each calendar month prior to termination of this Escrow Agreement a written account describing all transactions with respect to the Escrow Fund during such calendar month.

         (c) The Vendor and the Purchaser agree jointly and severally to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Escrow Agent arising out of or in connection with them entering into this Escrow Agreement and carrying out their duties hereunder, including the costs and expenses of defending itself against any claim of liability. Notwithstanding the foregoing, as between the Vendor and the Purchaser, any indemnity to be paid to the Escrow Agent pursuant to the preceding sentence shall be borne by the Vendor and Purchaser jointly and severally, provided that any such indemnity to be paid in respect of expenses, disbursements or advances referred to in Clause 8(a) hereof shall be borne by the Vendor.

         (d) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no further duties or responsibilities shall be implied.

         (e) The Escrow Agent may act upon any instrument or other writing provided by a duly authorised officer of any of the Vendor and the Purchaser as named in the Schedule hereto believed by it in good faith to be genuine, and to be signed or presented by the proper person as named in the Schedule hereto, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Escrow Agreement, except for its own wilful misconduct or gross negligence.

9. Resignation of Escrow Agent; Appointment of Successor. The Escrow Agent may at any time resign by giving ninety days' prior written notice of resignation to the Purchaser and the Vendor. The Purchaser and the Vendor may at any time jointly remove the Escrow Agent by giving ninety days' prior written notice signed by the Purchaser and the Vendor to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor escrow agent, which shall be a bank or trust company having offices in London and assets in excess of L1 billion, shall be appointed jointly by the Purchaser and the Vendor and notified to the Escrow Agent by written instrument executed by the Purchaser and the Vendor and delivered to the Escrow Agent and to such successor escrow agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the Purchaser and the Vendor's Representative, on the one hand, or the successor escrow agent, on the other hand, execute and deliver to such successor escrow agent all the right, title and interest hereunder in and to the Escrow Fund of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor escrow agent shall have been appointed within ninety days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor escrow agent, a joint written instruction by the Purchaser and the Vendor and the termination of this Escrow Agreement in accordance with its terms.

10. Assignment. Neither the Purchaser nor the Vendor shall sell, assign, transfer, or encumber, or in any other manner anticipate or dispose of any portion of the Escrow Fund on deposit with the Escrow Agent until the same shall be actually paid over to and received by the Purchaser or the Vendor, as the case may be, pursuant to the terms hereof without the prior written consent of the other.

11. Notices. Any and all notices or other instruments or papers to be sent to any party hereto by any other party hereto pursuant to this Escrow Agreement shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery, (c) sent charges prepaid by next-day or overnight mail or delivery or (d) sent by facsimile transmission, addressed as follows:

         (i)      if to the Purchaser, to

                  Newell Rubbermaid Inc.
                  6833 Stalter Drive
                  Suite 101
                  Rockford
                  Illinois 61108
                  USA

                  Attention:        General Counsel

                  with a copy to:

                  Debevoise & Plimpton
                  Tower 42
                  Old Broad Street
                  London EC2N 1HQ
                  Fax:              020 7588 4180

                  Telephone:        020 7786 9000
                  Attention:        Colin Bogie

         (ii)     if to the Escrow Agent, to

                  Martineau Johnson
                  St Philips House
                  St Philips Place
                  Birmingham
                  B3 2PP
                  Fax:              0121 233 3910
                  Telephone:        0121 200 3300
                  Attention:        Linda Crow

         (iii)    if to the Vendor, to

                  Bradley International Holdings Limited
                  PO Box 20
                  Beldray Road
                  Bilston
                  West Midlands
                  WV14 7NT
                  Fax:              01902 406281
                  Telephone:        01902 906280
                  Attention:        Alistair Firth

                  with a copy to:

                  Martineau Johnson
                  St Philips House
                  St Philips Place
                  Birmingham
                  B3 2PP
                  Fax:              0121 233 3910
                  Telephone:        0121 200 3300
                  Attention:        Linda Crow

         or, in each case, to such other address as may be specified in writing to the other parties hereto.

12. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors, assigns and legal representatives of the Purchaser, the Vendor and the Escrow Agent.

13. Governing Law, etc. This Escrow Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of England and Wales. In relation to any legal action or proceedings to enforce this Escrow Agreement or arising out of or in connection with this Escrow Agreement each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objections to such proceedings in such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inconvenient forum.

14. Headings, Counterparts. The headings of the several clauses contained herein are for convenience only and do not define, limit or construe the contents of such clauses. This Escrow Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15. Amendment; Waivers, etc. No amendment, modification or discharge of this Escrow Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought by the Escrow Agent. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Escrow Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Escrow Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

16. Severability. If any provision of this Escrow Agreement, including any phrase, sentence, clause or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

17. Contracts (Rights of Third Parties) Act 1999. Except as expressly stated herein, nothing in this Agreement confers any right on any person (other than the parties hereto) pursuant to the UK Contract (Rights of Third Parties) Act 1999.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed as of the day and year first above written.

         By:
         Name:
         Title:
         For and on behalf of Martineau Johnson acting as Escrow Agent

         By:
         Name:
         Title:
         For and on behalf of the Vendor

         By:
         Name:

         Title:
         For and on behalf of the Purchaser

                                    Schedule

Authorised Signatories

The Vendor
Name:
Title:
Sample Signature

The Purchaser
Name:
Title:
Sample Signature

                                   SCHEDULE 10

                                    TAX DEED

THIS TAX DEED is made on 29 January, 2001:

BETWEEN:

(1) Bradley International Holdings Limited (Company number 02877163), a limited liability company incorporated in England and Wales (the "Vendor"); and

(2) Newell Limited (Company number 02933327), a limited liability company incorporated in England and Wales (the "Purchaser").

RECITAL:

This Deed is entered into pursuant to the provisions of an agreement dated 29 January, 2001 pursuant to which the Purchaser agreed to purchase from the Vendor the entire issued share capital of Klippan Limited (the "Agreement").

It is agreed as follows:

1.       Interpretation

1.1 In this Deed, words and expression defined in the Agreement have the same meaning, and, unless the context requires otherwise, the following words and expressions shall have the following meanings and, in the event of conflict, the definitions in this Deed shall prevail.

1.2 "Claim" includes any notice, demand, assessment, self-assessment, letter or other document (including but not limited to those issued or taken by or on behalf of any Taxation Authority (whether of the United Kingdom or elsewhere)) indicating that any Group Company is or may be placed or sought to be placed under a liability to make a payment of Taxation in respect of which the Vendor is or may be liable under this Deed or under any of the Warranties.

1.3 "Liability for Taxation" means any liability of the Group Company to make a payment of or in respect of Taxation whether or not the same is primarily payable by the Group Company and whether or not the Group Company has or may have any right of reimbursement against any other person or persons and shall also include:

         (i) the Loss of any Relief where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Accounts (or which but for such Relief would have appeared in the Completion Accounts) or was taken into account in computing any deferred Tax asset which appears in the Completion Accounts in which case the amount of the Liability for Taxation shall be the amount of Taxation which would (on the basis of tax rates current at the date of such Loss) have been saved but for such Loss at the salient date the Group Company had sufficient profits or was otherwise in a position to use the Relief provided (in either case) that the amount of such Liability for Taxation shall be limited to the amount by which such Relief led to the reduction to the Purchase Price under the Agreement;

         (ii) the Loss of any right to repayment of Taxation (including any repayment supplement) which was treated as an asset in the Completion Accounts of the Group Company in which case the amount of the Liability for Taxation shall be the amount of the right to repayment and any related repayment supplement; and

         (iii) where tax becomes payable in respect of a Transaction occurring on or before Completion the use of any Relief or right to repayment of Taxation (including any repayment supplement) which is not a Vendor's Relief but arises after Completion in circumstances where, but for such set-off or use, the Group Company would have been subject to a Liability for Taxation in respect of which (and to the extent that) the Vendor would have been liable under this Deed, in which case the amount of the Liability for Taxation shall be the amount of that payment.

1.4 "Loss" means any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

1.5 "Relevant Company" means any company other than the Group Company and the Purchaser.

1.6 "Relief" means any loss, relief, allowance, credit, exemption or set-off in respect of Taxation or any deduction in computing income, profit or gains for the purposes of Taxation.

1.7 "Saving" means the reduction or elimination of any liability of any Group Company to make an actual payment of Taxation in respect of which the Vendor would not have been liable under Clause 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Vendor has made a payment under Clause 2.

1.8      "Tax" or "Taxation" means:

         1.8.1 all forms of taxation including and without any limitation any charge, tax, duty, levy, impost, withholding or liability wherever chargeable imposed for support of national state, federal, municipal or local government but excluding business, general or water rates, council tax and vehicle duty or any other person and whether of the UK or any other jurisdiction; and

         1.8.2 any penalty, fine surcharge, interest, charges or similar imposition payable in connection with any Taxation within Clause 1.8.1 above.

1.9 "Taxation Authority" means any government, state, or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official whatsoever competent to impose Taxation whether in the United Kingdom or elsewhere.

1.10 "Taxation Statute" means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, by-laws, published practice or concession or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.11 "Transaction" means the existence of any state of affairs and any payment, transaction, act, omission, or occurrence of whatever nature whether or not the Group Company or Purchaser is a party thereto and for the avoidance of doubt, includes the execution and completion of the sale of Klippan Shares to the Purchaser. References to a Transaction occurring on or before Completion shall include a Transaction deemed pursuant to any Taxation Statute, to occur or which is otherwise treated or regarded as occurring on or before Completion.

1.12 "Vendor's Relief" means any relief not taken account of in the Completion Accounts but which arises solely with respect to the period before Completion.

1.13 References to gross receipts, income profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.14 References to a Transaction which occurred on or before Completion include the combined result of two or more Transactions one or more of which occurred on or before Completion and at least one of those events occurs after Completion but only where the event or events occurring after Completion is or are:

         1.14.1 the completion of the disposal by the Group Company of any capital asset which was contracted to be sold by the Group Company before Completion, provide that such disposal shall only be treated as occurring on or before Completion to the extent that it gives rise to a Liability to Taxation in respect to actual income, profits or gains and only tax arising in respect of the amount by which the deemed income, profits and gains shall be treated as arising in consequence of an event occurring on or before Completion

         1.14.2 the satisfaction of a condition to which the disposal by the Group Company of any asset pursuant to a contract entered into before Completion was subject, provided that such disposal shall only be treated as occurring on or before Completion to the extent that it gives rise to a Liability to Taxation in respect of actual income, profits or gains and only tax arising in respect of the amount by which deemed profits of gains of the Group Company exceeds the actual income, profits or gains shall be treated as arising in consequence of an event occurring on or before Completion; or

         1.14.3 the bringing into the United Kingdom of any document executed prior to Completion outside the United Kingdom.

1.15 Headings are for convenience only and shall not affect the construction of this Deed.

2.       Covenant

2.1 Subject as hereinafter provided in this Deed, the Vendor hereby agrees and undertakes to the Purchaser to pay so far as possible by way of an adjustment to the Purchase Price an amount equal to:

         2.1.1 any Liability for Taxation payable by any Group Company after the Completion Date:

                  2.1.1.1 in respect of or arising from any Transaction occurring on or before the Completion Date; or

                  2.1.1.2 in respect of any gross receipts, income, profits or gains earned, accrued or received by the Group Company on or before Completion;

                  2.1.1.3 by reference to the net wealth, asset values, turnover or added value of any Group Company on or before the Completion Date;

                  2.1.1.4 in respect of any liability of any Group Company to repay or the loss of the right to receive in whole or in part any payment for the surrender of group relief;

                  2.1.1.5 in respect of the benefit of any surplus advance corporation tax received or receivable by any Group Company pursuant to any agreement or claim made on or before the date hereof;

                  2.1.1.6 in respect of any Liability for Taxation for which the Group Company would not have been liable but for being treated as being or having been a member of the same group of companies as, or associated with the Vendor for the purposes of any Tax; and

         2.1.2 any reasonable costs and expenses properly incurred and payable by the Purchaser and the reasonable costs and expenses properly incurred and payable by any Group Company in connection with any item for which the Vendor is liable under this Deed.

2.2 The due date for payment (the "Due Date") under Clause 2.1 shall be the later of (i) the date five days (or, if such a day is not a Business Day, the next Business Day) after the date on which a notice setting out the details of the matter and amount for which the Vendor is liable is received from the Purchaser pursuant to Clause 7 below, and (ii) the latest date on which the payment or repayment, as the case may be, would have been required to be paid or shall have been due.

2.3 Any payments made under Clause 2.2 hereof shall be treated as an adjustment to the consideration paid by the Purchaser under the terms of the Agreement.

2.4 For the avoidance of doubt, Clause 2.1 above shall not cover any Taxation to the extent relating to any profits earned, accrued or received after the Completion Date or in respect of or arising from any Transaction whatsoever and by whosoever effected after the Completion Date.

2.5 Any dispute as to the amount specified in any notice served on the Vendor under Clauses 2.2 shall be determined by the auditors of the Group Company for the time being acting as experts and not as arbitrators (the costs of such determination to be borne equally by the Vendor and the Purchaser).

2.6 If any sums are not paid by the Due Date then, except to the extent that the Vendor's liability compensates the Purchaser for late payment by virtue of it extending to interest and penalties, such amounts shall bear interest in accordance with Clause 14 of the Agreement.

3.       Limitation of Liability

3.1 The covenants given by the Vendor in Clause 2 shall not apply, in either case to the extent that:

         3.1.1 a provision or reserve in respect of such liability was made in the Completion Accounts; or

         3.1.2 the same has been satisfied by the surrender or other transfer to the relevant Group Company of any Relief by the Vendor or by a member of the Vendor's Group (other than a Group Company) or by a member of the same group of companies of which the Vendor was a member on or prior to Completion at no cost to the relevant Group Company; or

         3.1.3 such Taxation arises or is increased as a result of any increase in rates of Taxation or imposition of new Taxation legislation or withdrawal of relief from Taxation or any change to Taxation Statute announced or made after the Completion Date whether with or without retrospective affect; or

         3.1.4 recovery (less costs and expenses) has been made in respect of the liability in question or the matter giving rise to the Taxation under the Warranties or recovery has already been made under this Deed in respect of it; or

         3.1.5 such Liability for Taxation would not have arisen but for or is increased by any voluntary act or Transaction carried out by the Purchaser or Group Company after the date hereof or otherwise than pursuant to a legally binding obligation created on or before the date hereof, where in each case the Purchaser or the Group Company knew or reasonably should have known that such act or transaction would give rise to such Liability for Taxation provided that, without limitation to the foregoing, the parties agree that the following are all examples of voluntary acts which can reasonably be expected to give rise to a Liability to Taxation:

                  3.1.5.1 any change in the accounting policy of a company (including a change to the date to which a company makes up its accounts for tax purposes) or the basis upon which a company values its assets;

                  3.1.5.2 any failure or delay in making any payment to the relevant Taxation Authority, or any failure in keeping preserving, maintaining or submitting any account records form return or computation;

                  3.1.5.3 any failure or omission to make any election or claim a Relief the making or claiming of which was taken into account in computing the provision or reserve for tax in the Completion Accounts;

                  3.1.5.4 a voluntary disclaimer of the whole or any part of any allowance to which a company is entitled under
                           Part II of the Capital Allowances Act 1990 or a revocation of any claim for Relief;

                  3.1.5.5 a cessation of, or any change in, the nature or conduct of any trade carried on by a company;

                  3.1.5.6 any failure by the Purchaser to comply with any of its obligations under the terms of this Deed (including its obligations to procure certain actions by Group Companies).

         3.1.6 except in the case of fraudulent or negligent conduct by the Vendor or (prior to Completion) the relevant Group Company unless written notice of the Liability for Taxation or any Tax Claim which may give rise to such Liability for Taxation specifying in reasonable detail the circumstances giving or which may give rise to such Liability for Taxation and the amount thereof has been served on the Vendor on or prior to the seventh anniversary after Completion; or

         3.1.7 to the extent that such liability for Taxation is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Klippan Shares to the Purchaser under the Agreement and for the purposes of this Clause 3 only, "Liability for Taxation" shall be deemed to include a liability or loss falling within Clauses 2.1.1(v) and 2.1.1(vii).

3.2 The Vendor shall not be liable in respect of any claim under Clause 2.1 of this Deed unless written notice of such claim is given in writing by the Purchaser to the Vendor setting out full details of the specific matter in respect of which the claim is made, including an estimate of the amount of such claim, if practicable, as soon as reasonably practicable (any in the case of a Claim for which there is a time limit for the making of an appeal, within 10 days of the Purchaser or Group Company first becoming aware of the Claim) but such notice shall not be a condition precedent to the liability of the Vendor under this Deed provided always that the Purchaser shall not be required to notify the Vendor where the Claim relates to the period prior to Completion where the Vendor or any of its professional advisers have been notified of a Claim by a Taxation Authority (or other competent authority) or to a Claim conducted by the Vendor.

3.3 The Vendor's obligation to make payments under Clause 2.1 shall not be affected by the Purchaser's knowledge or the disclosure, in the Disclosure Letter or otherwise, of any Liability to Tax giving rise to the payment, or of the circumstances giving rise to such Liability to Tax.

4.       Savings

4.1 If, at the Vendor's request and expense, the auditors of the Group Company for the time being determine that the Group Company has obtained a Saving, the Purchaser shall as soon as reasonably practicable thereafter repay to the Vendor the lesser of:

         4.1.1 the amount of the Saving (as determined by the Purchaser's Auditors) less any costs incurred by the Group Company or the Purchaser; and

         4.1.2 the amount paid by the Vendor under Clause 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Vendor under any provision of this Deed or otherwise.

4.2 The Purchaser shall procure that the Group Company shall use any Relief (which would if used give rise to a Saving) in priority to using any other Relief available to it unless doing so would result in a lesser benefit to the group of companies to which the Group Company is then a member.

4.3 If any Group Company avoids or reduces a payment of Taxation by use of a Vendor's Relief, an amount equal to the amount of Taxation so saved shall be set-off against any liability of the Vendor under Clause 2 with any excess being carried forward and set-off until such Liability for Taxation is exhausted.

4.4 If, at the Vendor's request and expense, the auditors of the Group Company for the time being certify that any provision for Taxation in the Completion Accounts for any liability to Taxation or liability to make a payment in respect of Taxation (excluding any provision for deferred tax) has proved to be an over-provision, the Purchaser shall as soon as practicable pay to the Vendor the lesser of the value of:-

         4.4.1    the over-provision (as determined by the auditors); and

         4.4.2 the aggregate amount (if any) paid, in respect of the same type of Taxation for which there has been an over-provision, by the Vendor under Clause 2 less any part of that amount previously repaid to the Vendor under any provision of this Deed or otherwise prior to the determination of such over-provision.

4.5 In the event that the amount in 4.4.1 exceeds the amount set out in 4.4.2, the excess shall be set off (in order to reduce or eliminate) any liability of the Vendor under Clause 2 in respect of any liability for the same type of Taxation as the over-provision then outstanding or which arises after the date of such determination, when such liability arises provided that no deduction shall be made from any payment which the Vendor shall be obliged to make unless such certificate is in existence on the Due Date.

4.4 In determining whether any Group Company has obtained a Saving (or whether any provision in the Completion Accounts is an over-provision) pursuant to this Clause 4, the auditors shall act as experts and not as arbitrators and, in the absence of manifest error, their determination shall be conclusive and binding on the Vendor and the Purchaser.

5.       Recovery from Other Persons

5.1 Where the Purchaser or the Group Company is or becomes entitled either immediately or at some subsequent date to recover from some other person not being the Purchaser, the Group Company or any member of the Purchaser's Group (including any Taxation Authority or other competent authority) any amount which is referable to a Liability for Taxation under this Deed, the Purchaser shall and shall procure that each Group Company shall;

         5.1.1 notify the Vendor as soon as reasonably practicable of its entitlement; and

         5.1.2 if required by the Vendor, and subject to the Purchaser and the Group Company being indemnified by the Vendor against any Taxation that may be suffered on receipt of such amount and any costs and expenses properly incurred in recovering that amount, take all reasonable steps to enforce such recovery (keeping the Vendor informed of the progress of any action taken).

5.2 If the Purchaser or the Group Company recovers any amount referred to in Clause 5.1 above, the Purchaser shall account to the Vendor for the lesser of:

         5.2.1 any amount recovered (including any related interest or related repayment supplement) less any Taxation suffered by the Purchaser or Group Company in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that the amount has already been made good by the Vendor under Clause 5.1.2); and

         5.2.2 the amount paid by the Vendor under Clause 2 (less any costs and expenses properly incurred by the Purchaser and/or any Group Company in recovering such amount under Clause 5.1.2 save to the extent that payment under Clause 5.1.2 includes such costs and expenses) in respect of the Liability for Taxation in question.

5.3 Notwithstanding anything in the Agreement or in this Deed, neither the Purchaser nor any Group Company shall be obliged to take any action unless the Vendor shall first indemnify and secure the Group Company and the Purchaser to their reasonable satisfaction against all losses (including any additional Tax Liability), costs, interest damages and expenses which that may incur.

6.       Corporation Tax Returns

6.1 The Vendor or its duly authorised agents shall at the Vendor's cost and expense prepare the corporation tax returns and computations of the Group Company for all accounting periods ended on or prior to Completion. To the extent that the same shall not have been prepared before Completion, the Vendor or its duly authorised agents shall submit them to the Purchaser for onward submission to the relevant Taxation Authority.

6.2 The Purchaser shall procure that the returns and computations mentioned in Clause 6.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or only with such amendments as the Purchaser reasonably considers to be necessary and shall give the Vendor or its agents all such assistance as may reasonably be required (at the Vendor's cost and expense) to agree those returns and computations with the relevant Taxation Authority, provided that the Purchaser shall not be obliged to take any such action as is mentioned in this Clause in relation to any return that is not in the reasonable opinion of the Purchaser full, true and accurate in all material respects.

6.3 The Vendor's duly authorised agents shall at the Vendor's cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Group Company for all accounting periods ended on or prior to the Completion, provided that the Vendor shall not without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority unless necessary to make an appeal within the permitted time limit.

6.4 The Purchaser shall procure that the Group Company, at the Vendor's cost and expense, affords such access to its books, accounts and records as is necessary and reasonable to enable the Vendor's duly authorised agents to prepared the corporation tax returns and computations of the Group Company for all accounting periods ended on or before Completion, and conduct matters relating to them in accordance with this Clause.

6.5 The Vendor and the Purchaser agree to take (and the Purchaser agrees to procure that the Group Company shall take) all reasonable steps to ensure that the corporation tax returns and computations of the Group Company for all accounting periods ended on or before the Completion Date are prepared and agreed with the relevant Taxation Authority as soon as possible.

6.6 The Purchaser shall procure that each Group Company shall sign and deliver to the Vendor all such letters, claims, surrenders, applications and elections and do all such other acts as the Vendor may reasonably request for the purpose of enabling the Vendor to minimise the liability to taxation for each Group Company in relation to the profits and losses of each Group Company in the financial periods of the Company up to and including that ended on the Reference Accounts date and for the period from the Reference Accounts Date to Completion (without however the Vendor being under any liability to reduce the Group Companies net taxation liability below that set out in the Completion Accounts).

6.7 The Purchaser shall procure that each Group Company will surrender as group relief losses to such company or companies in the Vendor's Group as the Vendor shall direct to the extent that such losses have not been utilised in accordance with Clause 6.6 and will also procure that copies of all documentation relating to such surrenders shall be submitted to the Vendor prior to submission to the relevant Taxation Authority, together with any relevant correspondence from time to time.

6.8 The Purchaser shall procure that the corporation tax computations already submitted to the relevant Taxation Authority for periods up to and including the period ended on the Reference Accounts Date will not be altered or amended in any way without the prior written approval of the Vendor.

6.9 The Purchaser shall procure that no changes are made to the tax returns, computations and other documents mentioned in this Clause 6 as would lead to any of them effecting the minimisation of tax liability or the surrenders directed by the Vendor mentioned by Clause 6.6 and
         6.7 respectively.

7.       Conduct of Claims

7.1 If the Purchaser or a Group Company becomes aware of any Claim, the Purchaser shall or shall procure that the Group Company give written notice in accordance with Clause 3.2 and shall keep the Vendor informed as far as reasonably practicable of all relevant information relating to such matter.

7.2 The Purchaser shall and shall procure that the relevant Group Company, provided the Vendor previously indemnifies the Group Company and the Purchaser to the Purchaser's reasonable satisfaction against all liability, costs, damages or expenses which may be properly incurred thereby including any additional Liability for Taxation, take such action as the Vendor may reasonably request by notice in writing given to the Purchaser to avoid, dispute, delay, defend, resist, appeal or compromise any Claim (hereinafter defined as the "Dispute"), provided that no Group Company nor the Purchaser shall be obliged to appeal or procure an appeal against any assessment to Taxation raised on any of them if, the Vendor having been given notice of the Claim in accordance with Clause 3.2 and such assessment, the Purchaser has not within 30 days of the date of the notice received instructions in writing from the Vendor to do so.

7.3 In respect of a Claim which is not conducted by the Vendor, and subject to the Vendor previously indemnifying the Group Company and Purchaser in accordance with Clause 7.2, the Purchaser shall, and shall procure that each Group Company shall:

         7.3.1 promptly submit all written communications relating to the Claim which are to be transmitted to the relevant Taxation Authority to the Vendor for its approval (not to be unreasonably withheld or delayed) allowing reasonable time for the Vendor to review then taking account of the date on which the Group received notice of the Claim and any time limits which apply and shall only transmit them after such approval is given, except where necessary to submit an appeal before the relevant time limit; and

         7.3.2 make no settlement or compromise of a Dispute and shall make no payment in respect of it without the prior approval of the Vendor, provided that this shall not prevent the making of a payment of Taxation on the latest date on which such payment can be made before interest, fines, and/or penalties will apply to such Taxation unless the Vendor directs otherwise in writing and has previously provided full indemnity and security to the reasonable satisfaction of the Purchaser against all such interest, fines, and/or penalties.

7.4 If the Vendor does not request the Purchaser or the Group Company to take any action under Clause 7.2 of this Deed or fails to indemnify and secure the Purchaser and the Group Company to the Purchaser's reasonable satisfaction within a period of time (commencing with the date of the notice given to the Vendor) that is reasonable having regard to the nature of the Claim and the existence of any time limit in relation to avoiding, disputes, defending, resisting, appealing or compromising such Claim and which period shall not be less than 60 days or the Dispute concerns fraudulent or negligent conduct of the Vendor or the Group Company prior to Completion (but not otherwise), the Purchaser or Group Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under the terms of this Deed) and shall be free to settle the Claim on such terms as the Purchaser or the Group Company may in its absolute discretion consider fit.

7.5 Subject to Clause 7.4, by agreement in writing between the Purchaser and the Vendor, the conduct of a Dispute shall be delegated to the Vendor upon the following terms, unless the Purchaser and the Vendor specifically agree otherwise in writing:

         7.5.1 the Group Company, the Purchaser and the Vendor shall use their reasonable endeavours to keep each other fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all relevant correspondence and notes or other written records (or a record of any oral discussions) as soon as practicable after receipt of the same with any Taxation Authority to the extent that it relates to a Dispute;

         7.5.2 the appointment of solicitors or other professional advisers shall be notified to the Purchaser;

         7.5.3 all written communications pertaining to the Dispute be prepared by the Vendor which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Purchaser for approval and shall only be finally transmitted if such approval is given (unless when such transmission is required on order to meet a relevant time limit), which approval is not to be unreasonably withheld or delayed; and

         7.5.4 the Vendor shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Taxation of the Company or of the Purchaser without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed.

         7.5.5 the Vendor may pay amounts of the relevant Liability to Taxation to the relevant Taxation Authority in satisfaction (to the extent of such payment) of the liability of the Vendor under Clause 2.1 in respect of the Liability to Taxation in question.

         7.5.6 Notwithstanding any other provision of this Deed, where the Vendor has conduct of a Claim, the Vendor may make payment of any amount under Clause 7.5.5 where it is necessary to avoid or avoid an increase to any item set out in Clause 1.8.2.

7.6 Neither the Purchaser nor any Group Company shall be subject to any claim by or liability to the Vendor for non-compliance with any of the foregoing provisions of this Clause 7 if the Purchaser or the Group Company has bona fide acted in accordance with the written instructions of the Vendor.

8.       Withholdings and Deductions

8.1 All sums payable by the Vendor to the Purchaser under this Deed shall be paid free and clear of all deductions, withholdings, set-offs or counter-claims whatsoever save only as may be required by law or as expressly permitted by this Deed. If any deductions or withholdings are required by law the Vendor shall (except to the extent the same has been taken into account in calculating the amount due under any other provision of this Deed and except in the case of interest payable under Clause 2.6) be obliged to pay to the Purchaser such sum as will after such deduction or withholding has been made leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.2 If any Taxation Authority charges to Taxation in the hands of the Purchaser any sum paid to the Purchaser by the Vendor pursuant to Clause 2 of this Deed (except to the extent the same has been taken into account in calculating any amount due under any other provision of this Deed) then the amount so payable shall be grossed up by such amount as will ensure that after payment of the Taxation so charged there shall be left a sum equal to the amount that would otherwise be payable under this Deed.

8.3 To the extent that the Vendor is satisfied (acting in good faith) it can so do without prejudice to the retention of any Saving, credit refund or similar benefit the Purchaser receives, if the Purchaser receives a Saving, credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation or Taxation referred to by Clause 8.2, the Purchaser shall reimburse to the Vendor such part of such additional amounts paid to it pursuant to Clause 8.1 above as shall leave the Purchaser (after taking account of such Saving, credit, refund or similar benefit) in no better and no worse position than it would have been if the Vendor had not been required to make such deduction or withholding.

8.4 If any deduction or withholding is made from any payment as contemplated in Clause 8.1, the Vendor shall supply to the Purchaser such official receipt, if any, or other evidence of payment to the relevant authority of the amount deducted or withheld and shall give all reasonable assistance to enable the Purchaser to receive a Saving, credit or refund or similar benefit by reason of the deduction or withholding as promptly as possible.

8.5 If the Purchaser becomes aware that it is or is likely to be entitled to receive a Saving, credit, refund or similar benefit referred to by Clause 8.3, it shall as soon as reasonably practicable, notify the Vendor.

9.       Disputes

9.1 All claims, disputes and differences between the parties hereto relating to Taxation arising out of or in connection with this Deed shall be referred to the Reporting Accountants.

9.2 Such reference shall be conducted in the same way as if it were a reference under the Agreement and the provisions of Clause 3.2(c) of the Agreement shall apply mutatis mutandis to this Deed.

10.      Purchaser's Indemnity

10.1 The Purchaser covenants with and undertakes to the Vendor to pay to the relevant Taxation Authority on behalf of the Vendor an amount equal to any Taxation which is assessed under section 767A ICTA 1988 or section 767AA ICTA 1988 on the Vendor by reason of any act or omission of the Group Company or the Purchaser other than any Taxation the liability for which falls upon the Vendor pursuant to Clause 2 of this Deed.

10.2 The covenant contained in Clause 10.2 above will apply to any interest penalties and reasonable costs and expenses incurred by the Vendor in connection with any such Taxation, such amount to be paid to the Vendor.

10.3 The due date for payment of any amount payable pursuant to this Clause will be the later of the date falling 5 days before latest date upon which the party assessed under section 767A ICTA 1988 or section 767AA ICTA 1988 is obliged to pay the Taxation in question to avoid any liability to interest or penalties and the date falling 10 days after the Vendor has served written notice on the Purchaser demanding such payment.

10.4 The Purchaser shall not be liable for any amount under this Clause where recovery (less costs and expenses) has already been made by the Vendor in respect of the liability in question or the matter giving rise to the Taxation or recovery has already been made under this Deed in respect of it.

11.      Vendor's Indemnity

11.1 The Vendor covenants with and undertakes to the Purchaser to pay to the relevant Taxation Authority on behalf of the Purchaser and/or any Group Company any amount of Taxation may be assessed under section 770 ICTA 1988 on a Group Company with respect or arising in the period prior to Completion (such indemnity shall include, for the avoidance of doubt, any imputed interest liability which is imposed by a Taxation Authority on the Group Company with respect to or arising in the period prior to Completion).

11.2 The covenant contained in Clause 11.1 above shall include any interest penalties and reasonable costs and expenses incurred by the Purchaser in connection with any such Taxation, such amount to be paid to the Purchaser.

11.3 The due date for payment of any amount payable pursuant to this Clause will be the later of the date falling 5 days before latest date upon which the party assessed under section 770 ICTA 1988 is obliged to pay the Taxation in question to avoid any liability to interest or penalties and the date falling 10 days after the Purchaser has served written notice on the Vendor demanding such payment.

11.4 The exclusions set out within Clauses 3.1.1, 3.1.2 and 3.1.4 shall apply to the covenants given by the Vendor under this Clause 11 (substituting for this purpose the reference "Clause 11 " for "Clause 2" where it appears in Clause 3.1) so as to exclude or restrict the liability of the Vendor under this Clause 11.

12.      Limits

12.1 The Vendor and/or the Purchaser (as the case may be) shall have no liability for any liability to Tax under this Deed (which shall include for the avoidance of doubt any liability to Tax pursuant to the covenants set out in Clauses 10 and 11 hereto) unless the Vendor and/or the Purchaser (as the case may be) have notified the other of such liability to Tax, on or before seven years from the date of Completion.

13.      Other Provisions

13.1 The provisions of Clauses 6.2 and 6.11 (Limitations on Vendor's Liabilities), 9 (Confidential Information), 10 (Announcements), 11 (Competition), 12 (Costs), 13 (Interest), 14 (General), (Interest), 15 (Assignment), 16 (Further Assurance), 18 (Notices), 19 (Governing Law and Jurisdiction), 20 (Counterparts), and 21 (Contracts (Right of Third Parties) Act 1999) of the Agreement shall apply to this Deed as if expressly incorporated herein save that references to "this Agreement" shall be construed as references to "this Deed" other than within Clauses 6.2 and 6.11 of the Agreement, provided that Clause 13 of the Agreement shall not apply to any item that already includes interest pursuant to this Deed.

In witness whereof parties hereto have duly been executed this deed the day and year first before written

EXECUTED as a Deed by             )
BRADLEY INTERNATIONAL             )
HOLDINGS, LIMITED                 )
Acting by its duly appointed
Attorney Paul James
Jones

/s/ Paul Jones
----------------------------------
Director

in the presence of:-



/s/ Linda Crow - Solicitor
----------------------------------
Director/Secretary


SIGNED as a Deed by               )
NEWELL COMPANY LIMITED            )
Acting by its duly appointed


/s/ John Tempelaar-Lietz
----------------------------------
Director




----------------------------------
Director/Secretary